Exhibit 2.2
EXECUTION COPY

ASSET PURCHASE AGREEMENT
BETWEEN
COLONIAL BANK,
GLOBAL CONSUMER ACQUISITION CORP.
AND
THE COLONIAL BANCGROUP, INC.
DATED: July 13, 2009

i

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of July 13, 2009, by and between Colonial Bank, an Alabama banking corporation having its principal offices in Montgomery, Alabama (“Seller”), Global Consumer Acquisition Corp., a Delaware corporation having its principal offices in New York, New York (together with a to-be-acquired Nevada state chartered bank as assignee pursuant to Section 12.1(b), the “Purchaser”) and, for purposes of Section 8.6 hereof, The Colonial BancGroup, Inc., a Delaware corporation having its principal offices in Montgomery, Alabama (“BancGroup”).

Recitals

A. Seller wishes to divest itself of certain specified assets, deposits, and other specified liabilities in connection with Seller’s retail and corporate branch banking business referred to as the Nevada Franchise.

B. Purchaser wishes to form or acquire a bank to purchase such specified assets and assume such specified liabilities upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Seller and Purchaser agree as follows:

Article I.

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1  DEFINITIONS.

The terms set forth below are used in this Agreement with the following meanings:

“ACH” shall have the meaning set forth in Section 4.3.

“Acquisition Value” shall have the meaning set forth in Section 2.2(c).

“Adjustment Payment Date” shall have the meaning set forth in Section 3.3(c).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlled by, controlling or under common control with such Person. For purposes of the definition of Affiliate, the term “control” (including the terms “controlled by,” “controlling” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Assigned Loans” shall have the meaning set forth in Section 2.1(a)(6).

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 3.2(b)(3).

“Assignment and Assumption of Leases” shall have the meaning set forth in Section 3.2(b)(4).

“Assumed Contracts” shall have the meaning set forth in Section 2.10.

“ATM” shall refer to an automatic teller machine.

“BancGroup” shall have the meaning as set forth in the introductory paragraph of this Agreement.

“Banking Operations” shall mean the business and operations of the Nevada Franchise.

“Benefit Plans” shall have the meaning set forth in Section 6.8(d).

“Branch Leases” shall have the meaning set forth in Section 2.1(a)(2).

“Branches” shall have the meaning set forth in Section 2.1(a)(2).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Alabama, Nevada, or New York are authorized or required to close for regular banking business.

“Closing” shall have the meaning set forth in Section 3.1(a).

“Closing Date” shall have the meaning set forth in Section 3.1(b).

“Closing Date Payment Amount” shall have the meaning set forth in Section 2.2(a).

“Closing Statement” shall have the meaning set forth in Section 3.2(b)(8).

“COBRA” shall mean the continuation coverage requirements of §§601 et seq. of ERISA and §4980B of the Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Coins and Currency” shall mean all petty cash, foreign currency, vault cash, teller cash, ATM cash, prepaid postage and cash equivalents located at the Owned Real Property and Leased Premises (exclusive of the contents of any safe deposit boxes) as of the Effective Time.

“Colonial Plaza” shall mean the parcel of real property with an address of 4670 S. Fort Apache Road, Suite 250, and 4730 S. Fort Apache Road, Suite 200, Las Vegas, Nevada 89147 leased by Seller pursuant to the Office Lease, dated March 2001, between Fort Apache Office Partners, LLC and Seller, as successor by conversion to Colonial Bank, N.A., as amended, on which the Colonial Plaza bank branch is currently located.

“Comparable Job Offer” shall have the meaning set forth in Section 2.5(a).

“Confidentiality Agreement” shall mean the Confidentiality Agreement between Seller and Purchaser dated as of April 24, 2009.

“Covered Employee” shall have the meaning set forth in Section 2.5(a).

“CRA” shall mean the Community Reinvestment Act of 1977 and the regulations promulgated thereunder.

“Credit Card Accounts” shall have the meaning set forth in Section 2.1(c)(10).

“Credit Card Limit Guaranty” shall have the meaning set forth in Section 2.1(c)(10).

“D’Andrea Ground Leased Property” shall mean the parcel of real property with an address of 2818 Vista Boulevard, Sparks, Nevada 89434 leased by Seller pursuant to the Excess Lease, dated April 6, 2007, by and between McDonald’s USA, LLC and Seller, as successor by conversion to Colonial Bank, N.A., as amended, on which the D’Andrea bank branch is currently located.

“Deductible Amount” shall have the meaning set forth in Section 5.4(a).

“Defect Reduction Amount” shall have the meaning set forth in Section 2.13.

“Deposits” shall have the meaning set forth in Section 2.3(a).

“Deposit Liabilities” shall have the meaning set forth in Section 2.3(a).

“DGCL” means the General Corporation Law of the State of Delaware.

“Easement Area” shall have the meaning set forth Section 9.11.

“Effective Time” shall have the meaning set forth in Section 3.1(b).

“Employees” shall have the meaning set forth in Section 6.8(c).

“Employee on Leave” shall have the meaning set forth in Section 2.5(a).

“Environmental Law” shall mean any federal, state, local or common law, statute, rule, regulation, ordinance, code, order or judgment (including any judicial or administrative interpretations, guidance, directives, policy statement or opinions) relating to the injury to, or the pollution or protection of the environment (including, without limitation, any indoor area, surface or medium) or human health and safety.

“Environmental Liabilities” shall mean any and all claims, judgments, suits, obligations (including, investigation, remediation, reporting, monitoring, corrective action, decommissioning and closure activities), proceedings, damages (including punitive and consequential damages), losses, fines, penalties liabilities, encumbrances, liens, violations, costs and expenses (including, attorneys and consultants fees), (a) which are incurred in connection with or as a result of (i) the existence or alleged existence of Hazardous Substances in, on, under, at or emanating from any Owned Real Property, Leased Premises or Nevada Franchise, (ii) the actual or alleged offsite transportation, treatment, storage or disposal of Hazardous Substances generated by the Seller or its Nevada Franchise or (iii) the violation or alleged violation of any Environmental Laws or (b) which arise under the Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity required to be aggregated in a controlled group or affiliated service group with Seller for purposes of ERISA or the Code (including under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA), at any relevant time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning set forth in Section 2.1(b).

“Excluded Employee” shall mean any employee of Seller or its Affiliates listed on Schedule 2.5(a)(iii).

“Excluded Liabilities” shall have the meaning set forth in Section 2.1(d).

“Excluded IRA Account Deposits” shall have the meaning set forth in Section 2.11(b).

“Fallon ATM Location” shall mean the parcel of real property with an address of 925 West Williams Avenue, Fallon, Nevada 89406 leased by Seller pursuant to the Tenant Lease, dated February 1, 2005, by and between Depotland, LLC and Seller, as successor by conversion to Colonial Bank, N.A., on which the Fallon ATM is currently located.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” shall mean the average of the high and low rates quoted for Federal Funds in the Money Rates column of The Wall Street Journal from the Effective Time adjusted as such average may increase or decrease during the period between the Effective Time and the date of the applicable payment.

“Federal Reserve Board” shall have the meaning set forth in Section 8.2(b).

“Financial Statements” means (i) the audited “carve out” income statement, balance sheet and statement of cash flows of the Nevada Franchise for each of the years ended December 31, 2008 and 2007 prepared in a manner consistent with the SEC Staff Accounting Bulletin Topic 1.B. and with a presentation that complies with Article Nine of Regulation S-X, promulgated by the Exchange Act, as amended from time to time (“Regulation S-X”), (ii) the unaudited “carve out” income statement, balance sheet and statement of cash flows for the Nevada Franchise for each of the three months ended March 31, 2009 and 2008 or the interim period required by Rule 3-12 of Regulation S-X, (iii) Management’s Discussion and Analysis of Financial Condition and Results of Operations as required by Item 303 of Regulation S-K promulgated by the Exchange Act, as amended from time to time (“Regulation S-K”) for each of the years ended December 31, 2008 and 2007 and the three months ended March 31, 2009 and 2008, and (iv) the supplemental data regarding the Nevada Franchise as set forth in Securities Act Industry Guide No. 3 promulgated by the SEC.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government having authority in the United States, whether federal, state or local.

“Ground Leased Property” shall have the meaning set forth in Section 2.8(a).

“Guaranty Release” shall have the meaning set forth in Section 10.7.

“Hazardous Substance” shall mean any substance, chemical, material, waste, pollutant or contaminant which is regulated under applicable Environmental Law.

“HSR Act” shall have the meaning set forth in Section 8.2(e).

“Improvements” shall have the meaning set forth in Section 9.11.

“IPO” shall have the meaning set forth in Section 6.22.

“IRA” means an “individual retirement account” or similar account created by a trust for the benefit of any individual or his beneficiaries in accordance with the provisions of §408 of the Code.

“IRS” means the U.S. Internal Revenue Service.

“Key Employee” shall have the meaning set forth in Section 6.22.

“Knowledge” shall mean, with respect to Seller, the actual knowledge of the Persons set forth on Annex A and, with respect to Purchaser, the actual knowledge of the Persons set forth on Annex B, in all cases after reasonable investigation.

“Leased Branches” shall have the meaning set forth in Section 2.1(a)(2).

“Leased Premises” shall have the meaning set forth in Section 2.1(a)(2).

“Liens” shall have the meaning set forth in Section 6.5.

“Loan Policy” means the loan policy of Seller set forth on Schedule 2.1(b)(7).

“Loans” shall have the meaning set forth in Section 2.4(a).

“Losses” shall mean losses, liabilities, damages, costs and expenses (including reasonable attorneys fees) incurred or suffered by the indemnified party or its Affiliates, net of any amounts actually recovered by the indemnified party under insurance policies (other than any self-insurance) with respect to such Loss, and (i) increased to take account of any net tax cost (other than a reduction in tax basis) incurred by the indemnified party arising from the receipt of indemnity payments hereunder, and (ii) reduced to take account of any net tax benefit actually recognized for tax purposes by the indemnified party arising from the incurrence or payment of any such Loss, in each case when and as such tax cost or tax benefit is actually recognized for tax purposes through an increase or reduction of taxes otherwise due.

“Net Book Value” shall mean, as of the Closing Date, (i) with respect to the Owned Real Property, the Leased Premises and the Other Liabilities, the value of those assets and/or liabilities as carried on Seller’s books and records based on Seller’s internal accounting procedures in accordance with GAAP, consistently applied, (ii) with respect to the Assigned Loans, the aggregate outstanding principal amount thereof, plus accrued and unpaid interest, late charges and any other charges thereon, net of reserves equal to 1.5% of the aggregate outstanding principal amount thereof and charge-offs and (iii) with respect to Overdrafts, the aggregate outstanding principal amount thereof (and not including any interest, late charges or other charges thereon), provided that the Net Book Value for any Overdraft that has been outstanding for 55 days or more as of the Closing Date shall be $0.

“Nevada FID” means the Division of Financial Institutions of the Nevada Department of Business and Industry.

“Nevada Franchise” shall mean Seller’s retail and corporate branch banking business operated at the Owned Real Property and the Leased Premises.

“Non-Accrual Loans” shall mean loans and other extensions of credit classified on the books and records of Seller as in “non-accrual status” in accordance with the Loan Policy, consistently applied.

“Non-Performing Loans” shall mean loans and other extensions of credit classified on the books and records of Seller as “non-performing” in accordance with the Loan Policy, consistently applied.

“Non-Time Deposits” shall mean Deposits excluding Time Deposits.

“Non-Time Deposit Premium” shall mean $28,000,000, adjusted by either (a) adding 9 1/3% of the amount by which the deposit balances of Non-Time Deposits included in Transferred Assets exceeds $310,000,000 or (b) subtracting 9 1/3% of the amount by which the deposit balances of Non-Time Deposits included in Transferred Assets is less than $290,000,000. For purposes of clarification, if the deposit balances of Non-Time Deposits included in Transferred Assets is between $290,000,000 and $310,000,000 (inclusive), the Non-Time Deposit Premium shall be $28,000,000.

“Non-Transferred Records” shall have the meaning set forth in Section 2.12(a).

“Occupancy Agreements” shall have the meaning set forth in Section 6.6(c).

“Order” shall have the meaning set forth in Section 9.4.

“ORE Property” shall mean real property owned by Seller that was acquired by reason of a defaulted loan (or under similar circumstances) and is not currently used in the Banking Operations.

“Other Facilities” shall have the meaning set forth in Section 2.1(a)(2).

“Other Facility Leases” shall have the meaning set forth in Section 2.1(a)(2).

“Other Filings” shall have the meaning set forth in Section 8.16(a).

“Other Liabilities” shall mean the liabilities of Seller relating to the Transferred Assets set forth on Schedule 1.2 hereto.

“Overdrafts” shall mean overdrafts of the book balance of any accounts constituting Deposit Liabilities.

“Owned Branch” shall have the meaning set forth in Section 2.1(a)(1).

“Owned Real Property” shall have the meaning set forth in Section 2.1(a)(1).

“Participation Agreement (Pari Passu)” shall have the meaning set forth in Section 3.2(b)(14).

“Participation Agreement (LIFO)” shall have the meaning set forth in Section 3.2(b)(15).

“Permitted Encumbrances” shall have the meaning set forth in Section 2.8(a).

“Person” shall mean any individual, association, corporation, limited liability company, partnership, limited liability partnership, trust or any other entity or organization, including any Governmental Authority.

“Personal Property” shall mean all furniture, fixtures, equipment, ATMs, security systems, safe deposit boxes (exclusive of contents), vaults and other tangible personal property that are owned, used or held for use by Seller in the conduct of the Nevada Franchise, in each case as of the Effective Time, and any of such items on order at the Effective Time, including, without limitation, all remote branch capture equipment and all personal computers and laptops.

“Personal Property Leases” shall mean all leases of Personal Property.

“Pipe-Line Loans” shall have the meaning set forth in Section 2.4(b).

“Post-Closing Balance Sheet” shall have the meaning set forth in Section 3.3(a).

“Post-Closing Balance Sheet Delivery Date” shall have the meaning set forth in Section 3.3(a).

“Post-Closing Services” shall have the meaning set forth in Section 8.23.

“Pre-Closing Balance Sheet” shall have the meaning set forth in Section 2.2(b).

“Press Release” shall have the meaning set forth in Section 2.2(b).

“Progress Threshold” shall have the meaning set forth on Schedule 8.15.

“Property Price” shall mean the Net Book Value attributable to each parcel of the Owned Real Property or Ground Leased Property.

“Proxy Statement” shall have the meaning set forth in Section 2.2(b).

“Purchase Price” shall mean the total of the items included in Section 2.2(a).

“Purchaser” shall have the meaning as set forth in the introductory paragraph of this Agreement.

“Purchaser Common Stock” means the common stock, par value $0.0001 per share, issued by the Purchaser.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 5.1.

“Purchaser Material Adverse Effect” shall mean an event, occurrence or circumstance, individually or in the aggregate, that has had or is reasonably likely to have a material adverse effect on Purchaser’s ability to timely perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, that a Purchaser Material Adverse Effect shall not include (a) events or conditions resulting from general economic conditions (including changes in interest rates and stock market valuations, and other economic events or economic conditions generally affecting the financial services industry either in Nevada or nationwide (including as may result from any terrorist attacks, any war, any armed hostilities or any other national or international response related thereto)), or (b) changes in accounting practices or changes to statutes, regulations or regulatory policies generally applicable to banks or financial service companies.

“Purchaser Stockholder Approval” shall mean the approval by the holders of Purchaser Common Stock of, among other things, this Agreement, the consummation of the transactions contemplated hereby, and such other business as may properly come before the meeting or any adjournment or postponement thereof, as set forth in the Proxy Statement.

“Purchaser Stockholders’ Meeting” shall have the meaning set forth in Section 8.16.

“Purchaser’s 401(k) Plan” shall mean any qualified cash or deferred arrangement (within the meaning of §401(k) of the Code) maintained by Purchaser, if any.

“Real Property Contract Rights” shall mean (i) all transferable guaranties and warranties from any contractor, manufacturer, materialman, or other supplier of goods, equipment, services, appliances, improvements or work delivered to Seller or installed for Seller at any Owned Real Property or Leased Premises, (ii) any transferable governmental licenses, permits, approvals and certificates relating to the ownership, use or operation of any Owned Real Property or Leased Premises, and any renewals thereof, substitutions therefor or additions thereto, (iii) any deposits made by Seller (or Seller’s predecessors-in-interest) with utility companies relating to any Owned Real Property or Leased Premises, to the extent apportionment is made therefor under Section 2.7 below, and (iv) all right, title and interest of Seller in and to all plans, drawings, specifications site plans and surveys relating to any Owned Real Property or Leased Premises.

“Real Property Leases” shall have the meaning set forth in Section 2.1(a)(2).

“Regulatory Actions” shall have the meaning set forth in Section 8.2(d).

“Regulatory Approvals” shall mean all regulatory approvals that are required in order to consummate the transactions contemplated by this Agreement, including all regulatory approvals that are required to consummate the Purchaser’s acquisition of a bank charter sufficient to consummate the transactions contemplated in this Agreement, including the expiration of all waiting periods thereunder (including any extensions thereof).

“Related Document” means each of the Grant, Bargain and Sale Deeds delivered pursuant to Section 3.2(b)(1), the Bill of Sale and Assignment of Contract Rights delivered pursuant to Section 3.2(b)(2), the Assignment and Assumption Agreement, the Assignment and Assumption of Leases, the certificates delivered pursuant to Sections 3.2(b)(7) and (12) and the Transition Services Agreement.

“Restricted Territory” shall have the meaning set forth in Section 8.5.

“Safe Deposit Contracts” shall mean all safe deposit contracts and leases for the safe deposit boxes located at the Owned Real Property and Leased Premises as of the Effective Time, a complete and accurate list of which is set forth on Schedule 2.1(a)(5).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Seller’s 401(k) Plan” shall mean Seller’s qualified cash or deferred arrangement(s) (within the meaning of §401(k) of the Code) known as the Colonial BancGroup 401(k) Plan.

“Seller Indemnified Parties” shall have the meaning set forth in Section 2.2(b)5.2.

“Seller Material Adverse Effect” shall mean an event, occurrence or circumstance, individually or in the aggregate, that has had or is reasonably likely to have a material adverse effect on (i) the business, operations, assets, liabilities, properties, financial condition or prospects of the Nevada Franchise, taken as a whole, (ii) Seller’s ability to timely perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, that a Seller Material Adverse Effect shall not include (a) events or conditions resulting from general economic conditions (including changes in interest rates and stock market valuations, and other economic events or economic conditions generally affecting the financial services industry in Nevada or nationwide (including as may result from any terrorist attacks, any war, any armed hostilities or any other national or international response related thereto)) provided that such events or conditions do not have a disproportionate or unique effect on the Nevada Franchise, the Transferred Assets, the Transferred Liabilities or the Seller, or (b) changes in accounting practices or changes to statutes, regulations or regulatory policies generally applicable to banks or financial service companies.

“Seller’s Pension Plan” shall mean Seller’s defined benefit pension plan known as the Colonial Retirement Plan, and any other “employee benefit pension plan” as defined in Section 3(2) of ERISA subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, that is or was sponsored or maintained by Seller or any of its ERISA Affiliates, or to which Seller or any of its ERISA Affiliates contributes, has contributed, or is obligated to contribute, as to which Seller or any of its ERISA Affiliate could have any liability (including contingent liability).

“Software Licenses” shall have the meaning set forth in Section 2.1(a)(3).

“Surveys” shall have the meaning set forth in Section 2.8(a).

“Time Deposits” shall mean Deposits that have a specified maturity date, such as certificates of deposit.

“Title Commitments” shall have the meaning set forth in Section 2.8(a).

“Title Defects” shall have the meaning set forth in Section 2.8(a)

“Title Defect Notice” shall have the meaning set forth in Section 2.8(a).

“Transaction Account” shall mean accounts at Branches in respect of which deposits there are withdrawable upon demand or upon which third party drafts may be drawn by the depositor, including checking accounts, negotiable orders of withdrawal (NOW) accounts and money market deposit accounts.

“Transaction Form 8-K” shall have the meaning set forth in Section 2.8(a)8.18.

“Transfer Date” shall have the meaning set forth in Section 2.5(a).

“Transferred Assets” shall have the meaning set forth in Section 2.1(a).

“Transferred Employee” shall have the meaning set forth in Section 2.5(a).

“Transferred Liabilities” shall have the meaning set forth in Section 2.1(c).

“Transition Services Agreement” shall have the meaning set forth on Section 8.23.

“Trust Account” shall have the meaning set forth in Section 8.19.

“WARN” shall have the meaning set forth in Section 2.5(e).

Section 1.2  RULES OF CONSTRUCTION.

(a) The words “include” and “including” as used herein shall be deemed to be followed by the phrase “without limitation.” References to an Article, Section, Exhibit or Schedule shall be deemed to be references to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(b) Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed on all other Schedules to this Agreement to which such fact or item applies, but only to the extent that it is readily apparent on the face of such disclosure that such disclosure is relevant to such other Schedules. Any fact or item disclosed on any Schedule hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

Article II.

TRANSFER OF ASSETS AND LIABILITIES

Section 2.1  TRANSFERRED ASSETS AND TRANSFERRED LIABILITIES.

(a) As of the Effective Time, and subject to the terms and conditions set forth herein, Seller will sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser will purchase from Seller, all right, title and interest in and to the following, to the extent constituting, related to, used or held for use in or dedicated to the Nevada Franchise, except as otherwise excluded from sale pursuant to the provisions of Section 2.1(b) below (collectively, the “Transferred Assets”), free and clear of all Liens and, to the extent applicable, Title Defects:

(1) subject to Section 2.8, Seller’s fee simple right, title and interest in and to the real estate and the related improvements and fixtures located at Seller’s owned Nevada banking offices (each such owned branch, an “Owned Branch” and, collectively, the “Owned Branches” and, together with the Owned Branches and all real property rights and appurtenances pertaining thereto, the “Owned Real Property”), all as described on Schedule 2.1(a)(1), together with all related Real Property Contract Rights and all right, title and interest of Seller in, to and under any related Occupancy Agreements;

(2) subject to Section 8.8, including the receipt of the applicable consents referred to therein, all leases or licenses of real property relating to (A) Seller’s leased banking offices at the locations identified on Schedule 2.1(a)(2)(A) (collectively, the “Leased Branches” and, together with the Owned Branches, the “Branches”; and such leases or licenses relating to the Leased Branches, collectively, the “Branch Leases”), and (B) the other facilities identified on Schedule 2.1(a)(2)(B) (collectively, the “Other

Facilities,” and such leases relating to the Other Facilities, collectively, the “Other Facility Leases,” and, together with the Branch Leases and the Other Facility Leases, the “Real Property Leases” and the premises leased under the Real Property Leases, collectively, the “Leased Premises”), together with all related Real Property Contract Rights and all right, title and interest of Seller in, to and under any related Occupancy Agreements;

(3) all software licenses relating to and used exclusively by the Nevada Franchise, including such software licenses listed on Schedule 2.1(a)(3) (the “Software Licenses”);

(4) all Personal Property and all Personal Property Leases, a complete and accurate list of which leases are listed on Schedule 2.1(a)(4);

(5) all Safe Deposit Contracts;

(6) subject to Sections 2.1(b)(7), 2.1(b)(8) and 2.4(g), Loans set forth on Schedule 2.1(a)(6) (which Schedule includes a complete and accurate list of the debtor, loan amount and collateral with respect to each such Loan, as of the dates set forth on Schedule 2.1(a)(6)), and such other Loans and Pipe-Line Loans as the parties shall agree to in writing, in their sole and absolute discretion (all such Loans and Pipe-Line Loans to be assigned to Purchaser, the “Assigned Loans”), including with respect to all of the foregoing, the collateral therefor and (except to the extent set forth in Section 2.1(b)) the servicing rights under the Assigned Loans for which the Seller has retained servicing rights;

(7) the business operations conducted at the Branches and other assets (including customer data) relating to the Nevada operations of Seller with respect to Assigned Loans and Deposit Liabilities;

(8) all Overdrafts;

(9) all Assumed Contracts;

(10) all claims, counter-claims and causes of action against third parties with respect to the Transferred Assets and Transferred Liabilities;

(11) all Coins and Currency;

(12) all poles and other parts of signage located at the Owned Real Property or Leased Premises, but excluding any part that includes any logos, abbreviations, trademarks or trade names of Seller or any of its Affiliates;

(13) Seller’s rights in and to the name “Interwest Mortgage” and any related logos, abbreviations, trademarks, tradenames, signs, paper stock forms and other supplies containing any such logos, abbreviations, trademarks or tradenames; and

(14) all Permits primarily used in the conduct of the Nevada Franchise that are assignable by Seller.

(b) The following items shall be excluded from the Transferred Assets (collectively, the “Excluded Assets”):

(1) All proprietary merchandising equipment, marketing aides and other assets listed on Schedule 2.1(b);

(2) Seller’s rights in and to the names “Colonial BancGroup” and “Colonial Bank”, and, except as set forth in Section 2.1(a)(13), any other Seller Affiliates’ or predecessor banks’ names and any of Seller’s or Seller’s Affiliates, predecessors’ corporate logos, abbreviations, trademarks, trade names, signs, paper stock forms, and other supplies containing any such logos, abbreviations, trademarks, or trade names;

(3) any bank regulatory licenses and other Permits that are not assignable by Seller;

(4) any deposit account or other service of Seller at any office of Seller (other than the Branches) or its Affiliates that may be linked to the Deposits;

(5) all tax refunds, tax credits or deferred tax assets, to the extent not related to any amounts for which Purchaser will be liable;

(6) all assets related to any of the Benefit Plans;

(7) all Non-Accrual Loans, all Non-Performing Loans, any other Loans and Pipe-Line Loans not acquired by Seller hereunder and ORE Property;

(8) any Loan that is amended, terminated or extended or any Pipe-Line Loan that is approved without Purchaser’s prior written consent, provided that Purchaser may, at its option, elect (by written notice delivered to Seller prior to the Closing) to include any such amended or extended Loan or Pipe-Line Loan approved without Purchaser’s prior written consent;

(9) all other assets, properties and rights of Seller not expressly included within the definition of the Transferred Assets.

(c) Purchaser shall assume as of the Effective Time and pay, perform and discharge as of or after the Effective Time, as the case may be, the following (and only the following) duties, obligations, and liabilities of Seller, but only to the extent arising out of or related to the ownership and use of the Transferred Assets and the operation and conduct of the Banking Operations by the Purchaser from and after the Effective Time (the “Transferred Liabilities”):

(1) (i) Deposit Liabilities with deposit balances in a sufficient aggregate amount so that the Closing Date Payment Amount paid by Purchaser or Seller, as applicable, does not exceed $1,000,000; provided, however, that if any Deposits need to be excluded from the definition of Transferred Liabilities in order to comply with the limitation on the Closing Date Payment Amount, then Deposits shall be excluded in the following priority (x) first, Time Deposits and (y) second, if no Time Deposits are left to exclude, then Non-Time Deposits ; and (ii) all terms and agreements relating to such Deposit Liabilities (including all of Seller’s responsibilities regarding such Deposit Liabilities with respect to (w) official checks issued prior to the Effective Time, (x) the escheat and/or abandoned property laws of any state, (y) any legal process that is served on Seller on or before the Closing Date with respect to claims against or for the Deposit Liabilities that do not exceed the amount of the applicable Deposit(s), except to the extent such legal process is attributable to any act or omission taken or omitted to be taken by Seller prior to the Effective Time, and (z) any other applicable laws (except to the extent attributable to any act or omission taken or omitted to be taken by Seller prior to the Effective Time in violation of any such laws or arising from circumstances, events or conditions occurring or existing prior to the Effective Time));

(2) [intentionally omitted];

(3) the Real Property Leases and the Personal Property Leases; provided, however, that Purchaser shall not assume any liabilities, duties or obligations arising under any Real Property Lease or any Personal Property Lease that is not assigned to Purchaser at the Closing due to the failure to receive a necessary consent or otherwise;

(4) the Software Licenses;

(5) the Safe Deposit Contracts (including all of Seller’s duties, obligations and responsibilities with respect to (x) any legal process that is served on Seller on or before the Closing Date with respect to claims against or for the contents thereof, except to the extent such legal process is attributable to any act or omission taken or omitted to be taken by Seller prior to the Effective Time in violation of the applicable Safe Deposit Contract or applicable law or arising from circumstances, events or conditions prior to the Effective Time, and (y) any other applicable laws (except to the extent attributable to any act or omission taken or omitted to be taken by Seller prior to the Effective Time in violation of any such laws or arising from circumstances, events or conditions occurring or existing prior to the Effective Time));

(6) the Assigned Loans and the servicing thereof (except to the extent that such Loan, Pipe-Line Loan or servicing constitutes an Excluded Asset);

(7) [intentionally omitted];

(8) the Assumed Contracts; provided, however, that Purchaser shall not assume any liabilities, duties or obligations (i) arising under any Assumed Contract that is not assigned to Purchaser at the Closing due to the failure to receive a necessary consent or otherwise or (ii) arising out of or related to any breach by Seller thereunder;

(9) all liabilities, duties and obligations expressly assumed by Purchaser pursuant to Section 2.5 (excluding liabilities and obligations (i) relating to acts or omissions of Seller prior to the Effective Time or arising from circumstances, events or conditions occurring or existing prior to the Effective Time) and (ii) expressly retained by Seller pursuant to Section 2.5(f)); and

(10) Seller’s guarantee of the credit card limits of the customers of the Nevada Franchise set forth on Schedule 2.1(c)(10) (the “Credit Card Accounts”) pursuant to the guaranty in favor of First National Bank of Omaha, dated as of August 17, 2004 (the “Credit Card Limit Guaranty”).

(d) Notwithstanding anything to the contrary contained herein, except for the Transferred Liabilities expressly assumed in Section 2.1(c), Purchaser shall not assume any duties, obligations or liabilities of Seller or any of its Affiliates of any kind, whether known, unknown, contingent or otherwise (the “Excluded Liabilities”). For the avoidance of doubt, Excluded Liabilities include, without limitation, all duties, obligations or liabilities (i) not relating to the Transferred Assets or the Transferred Liabilities, (ii) attributable to any acts or omissions to act taken or omitted to be taken by Seller (or any of its Affiliates) prior to the Effective Time in violation of any applicable laws (including Environmental Laws), contracts or fiduciary duties, (iii) attributable to any actions, causes of action, claims, suits or proceedings or violations of law or regulation attributable to any acts or omissions to act taken or omitted to be taken by Seller (or any of its Affiliates) prior to the Effective Time, (iv) arising out of or related to any Excluded Assets, (v) resulting or arising from, or in connection with, any conditions existing at or affecting the Owned Real Property, Leased Premises or Nevada Franchise, or any acts or omissions occurring, prior to the Closing Date, any of which gives rise to any Environmental Liabilities (whether known or unknown, disclosed or undisclosed, asserted or unasserted prior to the Closing Date), (vi) arising out of or related to any Permitted Encumbrances to the extent arising out of or related to any circumstances, events or conditions occurring or existing prior to the Effective Time but without duplication of any adjustments to Purchase Price made in accordance with the definition of “Permitted Encumbrances” hereunder, (vii) relating to tax accruals of Seller (or any of its Affiliates), (viii) arising from circumstances, events or conditions occurring or existing prior to the Effective Time and not expressly assumed hereunder, (ix) all claims and liabilities arising prior to the Effective Time (or, with respect to Employees on Leave, the Transfer Date) with respect to any employee or former employee of the Seller or its Affiliates, or (x) all liabilities and obligations (including any underfunding of defined benefit plans and obligations under COBRA) in respect of benefits accrued under all benefit plans or arrangements maintained, administered or contributed to by Seller or any of its ERISA Affiliates, or with respect to which the Seller or any of its ERISA Affiliates has any liability, including the Benefit Plans. Without limiting the generality of the foregoing, it is the intention that the assumption by Purchaser of the Transferred Liabilities shall not in any way enlarge the rights of any third parties relating thereto. Nothing contained in this Agreement shall prevent any party hereto from contesting matters relating to the Transferred Liabilities with any third party obligee. Except as otherwise provided in Article V, from and after the Effective Time, (i) Purchaser shall have complete control over the payment, settlement or other disposition of the Transferred Liabilities and the right to commence, control and conduct all negotiations and proceedings with respect thereto and (ii) Seller shall have complete control over the payment, settlement or other disposition of the Excluded Liabilities and the right to commence, control and conduct all negotiations and proceedings with respect thereto. Except as otherwise provided in Article IV or any transition plan entered into thereunder, (i) Seller shall promptly notify Purchaser of any claim made against it with respect to the Transferred Liabilities or the Transferred Assets and shall not voluntarily make any payment of, settle or offer to settle, or consent or compromise or admit liability with respect to, any Transferred Liabilities or Transferred Assets and (ii) Purchaser shall promptly notify Seller of any claim made against it with respect to the Excluded Liabilities or the Excluded Assets and shall not voluntarily make any payment of, settle or offer to settle, or consent or compromise or admit liability with respect to, any Excluded Liabilities or Excluded Assets.

(e) All excise, sales, use and transfer taxes that are payable or that arise as a result of the consummation of the transactions contemplated hereby shall be borne equally by the Seller and the Purchaser; provided, however, that any transfer taxes that are payable or arise as a result of any transfer or assignment to Seller in order to clarify chain of title shall by borne solely by Seller.

Section 2.2  PURCHASE PRICE; CLOSING DATE PAYMENT AMOUNT.

(a) As consideration for the purchase of the Transferred Assets and the assumption of the Transferred Liabilities, Purchaser shall pay Seller, or Seller shall pay Purchaser, as applicable, an amount (the “Closing Date Payment Amount”) equal to the sum of the following:

(1) the Non-Time Deposit Premium; plus

(2) a premium in the amount equal to 0.1% times the amounts that the deposit balance of the Time Deposits exceeds Two Hundred Million Dollars; plus

(3) the Acquisition Value, as set forth on the Pre-Closing Balance Sheet; plus

(4) the face amount of the Coins and Currency, as set forth on the Pre-Closing Balance Sheet; plus

(5) the net amount of the prorations and other closing date adjustments owed by Purchaser to Seller pursuant to Section 2.7, if any; minus

(6) the amount of Deposit Liabilities assumed by Purchaser pursuant to Section 2.1(c) (including, without limitation, all of Seller’s responsibilities regarding such Deposit Liabilities assumed by Purchaser with respect to (w) official checks issued prior to the Effective Time, (x) the escheat and/or abandoned property laws of any state, (y) any legal process that is served on Seller on or before the Closing Date with respect to claims against or for the Deposit Liabilities that do not exceed the amount of the applicable Deposit(s), except to the extent such legal process is attributable to any act or omission taken or omitted to be taken by Seller prior to the Effective Time, and (z) any other applicable laws (except to the extent attributable to any act or omission taken or omitted to be taken by Seller prior to the Effective Time in violation of any such laws or arising from circumstances, events or conditions occurring or existing prior to the Effective Time), as set forth on the Pre-Closing Balance Sheet, expressed as a positive number; minus

(7) the amount of all other Transferred Liabilities and the Other Liabilities, as set forth on the Pre-Closing Balance Sheet, expressed as a positive number; minus

(8) the net amount of the prorations and other closing date adjustments owed by Seller to Purchaser pursuant to Section 2.7, if any.

(b) Seller and Purchaser shall jointly prepare a balance sheet (the “Pre-Closing Balance Sheet”) as of a date not earlier than five Business Days and not later than two Business Days, prior to the Effective Time anticipated by the parties reflecting the Transferred Assets and the Transferred Liabilities. If the Closing Date Payment Amount as determined in accordance with Section 2.2(a) and using the amounts reflected on the Pre-Closing Balance Sheet is positive, Purchaser will pay such amount to Seller at the Closing, in immediately available funds. If the Closing Date Payment Amount as determined in accordance with Section 2.2(a) and using the amounts reflected on the Pre-Closing Balance Sheet is negative, Seller will pay such amount to Purchaser at the Closing, in immediately available funds. All amounts paid at the Closing shall be subject to subsequent adjustment based on the Post-Closing Balance Sheet (as defined in Section 3.3).

(c) The “Acquisition Value” of the Transferred Assets shall be the sum of the following:

(1) the Net Book Value of the Assigned Loans and Overdrafts as of the Effective Time less the related loan loss reserves based upon the risk rating assigned by the Seller and the related Seller calculations; plus

(2) the Net Book Value of the Personal Property, the Owned Real Property, the Leased Premises and the other Transferred Assets (other than the Assigned Loans, the Overdrafts, and the Coins and Currency) as of the Effective Time.

(d) Seller and Purchaser will cooperate in good faith to determine a reasonable allocation of the Purchase Price and the Transferred Liabilities, as finally determined pursuant to Sections 2.2 and 3.3, in accordance with §1060 of the Code. Seller and Purchaser shall cooperate in good faith to mutually agree to such allocation and shall reduce such agreement to writing, including jointly completing and properly filing the IRS Asset Acquisition Statement (Form 8594), and any other forms or statements required by the Code, Treasury Regulations or the IRS, together with any and all attachments required to be filed therewith. If Seller and Purchaser are unable to agree on an allocation within 30 days of the Purchase Price being finally determined in accordance with Section 3.3, then either party shall have the right to require that such allocation be submitted to a nationally recognized certified public accounting firm that has no material relationship with either party to determine such allocation. Seller and Purchaser shall file timely any such forms and statements with the IRS. To the extent consistent with applicable law, Seller and Purchaser shall not file any tax return or other documents or otherwise take any position with respect to taxes which is inconsistent with such allocation of the final Purchase Price and the Transferred Liabilities, provided, however, that neither Seller nor Purchaser shall be obligated to litigate any challenge to such allocation of the final Purchase Price and the Transferred Liabilities by any Governmental Authority. Seller and Purchaser shall promptly inform one another of any challenge by any Governmental Authority to any allocation made pursuant to this paragraph and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

(e) An example calculation of the Pre-Closing Balance Sheet and a calculation of the Closing Date Payment Amount is attached hereto as Schedule 2.2(e).

Section 2.3  DEPOSIT LIABILITIES.

(a) “Deposit Liabilities” shall mean all rights, duties, obligations and liabilities relating to the deposits (“Deposits”) that are booked at each of the Branches or otherwise opened and maintained as part of the Nevada Franchise, including accrued but unpaid or uncredited interest thereon and uncollected funds related thereto, as of the Effective Time and that constitute “deposits” for purposes of the Federal Deposit Insurance Act, 12 U.S.C. §1813, but excluding (i) deposit liabilities with respect to Excluded IRA Account Deposits, (ii) deposit liabilities with respect to accounts associated with or securing lines of credit or loans where the line of credit or loan is excluded in accordance with Section 2.1(b), (iii) deposit liabilities with respect to accounts that Seller is not permitted to transfer or otherwise dispose of pursuant to applicable law or contract, (iv) deposit liabilities with respect to deposits of public and governmental funds as to which there is required security posted by the Seller, (v) any Time Deposit which, upon the occurrence of any event or circumstance, could result in the acceleration of such Time Deposit, and (vi) Excluded Liabilities.

(b) Seller does not represent or warrant that any deposit customers whose accounts are assumed by Purchaser will become or continue to be customers of Purchaser after the Effective Time.

Section 2.4  LOANS AND PIPE-LINE LOANS.

(a) “Loans” shall mean, collectively, all rights, duties, obligations and liabilities relating to loans and other extensions of credit including accrued interest, as recorded on the balance sheet of the Nevada Franchise. For the avoidance of doubt, the Transferred Assets shall include only those Loans to be transferred to the Purchaser as Assigned Loans pursuant to Section 2.1(a)(6).

(b) “Pipe-Line Loans” shall mean, collectively, all of Seller’s rights, duties, obligations and liabilities relating to loans or other extensions of credit in connection with the operation of the Nevada Franchise that (i) would constitute Loans if arising prior to the Effective Time, (ii) arise from the ordinary course lending activities of Seller (or its applicable Affiliates) consistent with past practice and not in breach of this Agreement and (iii) are approved by Seller prior to the Effective Time but has not yet been closed as of the Effective Time; provided that the Pipe-Line Loans shall not include any loans or other extensions of credit described in Section 2.4(c) or any servicing rights or obligations constituting Excluded Assets. For the avoidance of doubt, the Transferred Assets shall include only those Pipe-Line Loans to be transferred to the Purchaser as Assigned Loans pursuant to Section 2.1(a)(6).

(c) Notwithstanding the provisions of Section 2.4(a) and 2.4(b), the Transferred Assets shall not include any Loans or Pipe-Line Loans excluded from the Transferred Assets under Section 2.1(b).

(d) Schedule 2.4(d) identifies the insurance companies who are the current underwriters of credit life insurance and credit disability insurance sold in connection with Assigned Loans. Prior to the Effective Time, Seller will notify such insurance companies in writing of the sale of such Assigned Loans to Purchaser. Purchaser will work directly with such insurance companies in the handling and processing of premium rebates and insurance claims. After the Effective Time, Seller will promptly deliver to Purchaser (i) the proceeds of any credit life insurance and/or credit disability insurance received by it in connection with any of the Assigned Loans sold to Purchaser; and (ii) any written notices or other correspondence or written inquiries made by any of the relevant insurance companies and relating to any such proceeds.

(e) All Assigned Loans will be transferred without recourse and without any warranty or representation as to their collectibility or the creditworthiness of any of the obligors of such Assigned Loans. Notwithstanding the foregoing, nothing contained in this Subsection shall alter or otherwise limit the representations and warranties contained in Section 6.10 and the remedies available to the Purchaser Indemnified Parties pursuant to Article V for a breach thereof.

(f) If the balance due on any Assigned Loan purchased hereunder has been reduced by Seller as a result of a payment by check received prior to the Effective Time, which item is returned after the Effective Time, the asset value represented by the Assigned Loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be paid by Purchaser to Seller promptly.

(g) If any of the Assigned Loans are excluded pursuant to Section 2.1(b)(7) because they are classified as Non-Performing Loans, then Seller and Purchaser shall cooperate in good faith to identify other Loans of equivalent value that Purchaser is willing, in its sole and absolute discretion, to purchase, and any such Loans approved by Purchaser in writing shall be Assigned Loans hereunder.

Section 2.5  EMPLOYEE MATTERS.

(a) Purchaser will make Comparable Job Offers (as defined below) on or about the Closing Date (to be effective as of the Effective Time) to all Employees (i) whose names appear on Schedule 6.8(c) as of the date of this Agreement (or, with the consent of Purchaser, as of the Closing Date), (ii) who are employed by Seller immediately prior to the Closing Date, and (iii) who are not Excluded Employees (each, a “Covered Employee”). Purchaser will communicate offers of at-will employment in a form determined by Purchaser and which form is not reasonably objected to by Seller. All Covered Employees shall be offered at-will employment with Purchaser (i) in a comparable position as such Covered Employee’s position with Seller on the date hereof, (ii) with annual base salary, or weekly or hourly rate of pay which is no less than such Covered Employee’s pay with Seller indicated on Schedule 6.8(c) (provided that incentive pay, where applicable, shall be determined based on incentive compensation programs determined by Purchaser in its sole and absolute discretion), (iii) at a work location that does not require such Employee to travel more than an additional 50 miles (one way) to work than such Employee traveled prior to the Closing Date, and (iv) with a work status (full or part-time, including number of hours-per-week worked) that is not changed from that indicated on Schedule 6.8(c) (a “Comparable Job Offer”). Each Covered Employee who timely accepts Purchaser’s offer of employment and commences employment with Purchaser shall be referred to as a “Transferred Employee” for purposes of this Agreement. With respect to any Covered Employee who accepts an offer of employment from Purchaser who on the Closing Date is on military leave, sick leave, maternity leave, short-term disability or other leave of absence approved by Seller in accordance with past practice, except as required by applicable law and is named on Schedule 2.5(a)(ii) (each, an “Employee on Leave”), Purchaser need only employ such Covered Employee on an at-will basis beginning after such absence if such Covered Employee returns to employment in accordance with the terms of such Covered Employee’s leave, provided that such Covered Employee commences active employment with Purchaser no later than six months after the commencement of the leave. Any Employee on Leave who commences active employment with Purchaser in accordance with the preceding sentence will cease employment with Seller at the end of such leave of absence and the date of commencement of active employment with Purchaser in accordance with the previous sentence shall be referred to herein as the “Transfer Date.” Seller shall cooperate in facilitating the performance of Purchaser’s obligations to make offers and shall in good faith encourage Employees who receive offers from Purchaser to accept such offers.

(b) Purchaser will give all Transferred Employees service credit for all periods of employment with Seller and its Affiliates (or its predecessor entities) prior to the Closing Date for purposes of determining entitlement to severance benefits, vacation and service awards and for , purposes of eligibility, participation and vesting (but not benefit accruals) under any employee benefit or compensation plan, program and arrangement adopted or maintained by Purchaser or any of its Affiliates in which Transferred Employees are eligible to participate, solely to the extent recognized by the Purchaser under the applicable plan, program, or arrangement and solely to the extent such time period is recognized under the terms of the Purchaser’s plan, program or arrangement; provided such crediting does not result in any duplication of benefits. To the extent that any Transferred Employee has satisfied in whole or in part any annual deductible under a welfare benefit plan, or has paid any out-of-pocket expenses pursuant to any welfare benefit plan co-insurance provision, in each case, with respect to the calendar year in which the Closing Date (or commencement of participation in such new plan) occurs, such amount shall be counted toward the satisfaction of any applicable deductible or out-of-pocket expense maximum, respectively, under the comparable benefit plans and programs provided to Transferred Employees by Purchaser and its Affiliates. In any event, the welfare benefit plans and programs of Purchaser and its Affiliates shall be applied without regard to any limitations relating to preexisting conditions, waiting periods or required physical examinations.

(c) Purchaser shall offer and pay severance benefits as described in this Subsection (c) to all Covered Employees to whom Comparable Job Offers are not made. In addition, Purchaser shall offer and pay severance benefits as described in this Subsection to any Transferred Employee terminated by Purchaser without cause within six months of the Closing Date. From and after the Closing Date, Purchaser shall determine in its sole discretion whether a Transferred Employee who has a termination of employment without cause following the Closing Date meets the requirements of severance payments and shall provide, and be solely liable for, severance benefits to each Transferred Employee whose employment is terminated by the Purchaser without cause during the period that commences on the Closing Date and ends on the date that is six months thereafter and to each Covered Employee to whom Purchaser does not make a Comparable Job Offer; provided, however, that Purchaser shall not be responsible for the payment of severance or transition benefits to any individual, or for the payment of any amount to any Covered Employee who is offered, but does not accept, a Comparable Job Offer. Severance benefits payable under this Subsection shall be equal to the amount of severance payments that would be payable under the applicable plan of Seller and its Affiliates effective as of the date hereof as set forth on Schedule 2.5(c) or by Purchaser under its severance plans, whichever offers the greater benefits to the affected Employees; provided, however, that such benefits shall be in lieu of notice pay under WARN, to the extent applicable. In no event shall Seller be liable for any severance or transition benefits to any Transferred Employee or to any Covered Employee to whom Purchaser does not make a Comparable Job Offer. Notwithstanding the foregoing, nothing contained herein shall be deemed to entitle any Transferred Employee to any severance or separation pay by reason of his or her ceasing to be an employee of Seller and becoming an employee of Purchaser or any of its Affiliates pursuant to this Agreement.

(d) Each Transferred Employee who participated or who was eligible to participate in Seller’s 401(k) Plan immediately prior to the Closing shall be eligible to participate in Purchaser’s 401(k) Plan applicable to the Transferred Employees. Seller shall cause Seller’s 401(k) Plan to provide the Transferred Employees with the option to voluntarily rollover their eligible account balances from Seller’s 401(k) Plan into the Purchaser’s 401(k) Plan (or into an IRA of the Transferred Employee’s choosing), and, subject to applicable law, Purchaser shall cause Purchaser’s 401(k) Plan to accept such eligible rollovers from the Transferred Employees. Seller shall fully vest each Transferred Employee under each Benefit Plan that provides for retirement benefits as of the Closing Date. Seller shall make all required (in accordance with historical practices, including any discretionary matching or profit sharing contributions under any Benefit Plan) payments, premiums, contributions, reimbursement or accruals for all periods (or partial periods) of employment service for Transferred Employees ending prior to or as of the Closing Date.

(e) Seller shall have the sole responsibility for providing health care continuation coverage to any employee of the Seller that is not a Transferred Employee (including the Excluded Employees) and all other

M&A Qualified Beneficiaries (as defined in Treas. Reg. § 54.4980 B-9) pursuant to COBRA and any similar state or local statute. Purchaser shall be responsible for the administration of and shall assume any and all obligations, if any, arising after the Closing Date under COBRA with respect to the Transferred Employees and their beneficiaries. Seller shall be responsible for providing any notice required pursuant to the United States Federal Worker Adjustment and Retraining Notification Act of 1988, any successor United States law, and any other applicable plant closing notification law (collectively, “WARN”) with respect to a layoff or plant closing relating to the Nevada Franchise that occurs prior to or on the Closing Date and Purchaser shall be responsible for providing any notice required pursuant to WARN with respect to a layoff or plant closing relating to the Nevada Franchise that occurs after the Closing Date. On or before the Closing Date, Seller shall provide a list of names and site of employment of any and all employees whose employment relates to the Nevada Franchise who have experienced, or will experience, an employment loss or layoff (as defined in WARN, or any similar state or local statute). Seller shall update this list up to and including the Closing Date.

(f) Seller shall be responsible for the filing of Forms W-2 with the IRS and any required filing with state tax authorities, with respect to wages and benefits paid to each Transferred Employee for periods ending on or prior to the Closing Date or the Transfer Date, as applicable.

(g) Prior to the Closing Date, Seller and Purchaser shall cooperate in order to permit Purchaser to train Employees who choose to accept employment with Purchaser, and Seller shall, as scheduled by Purchaser for reasonable periods of time and subject to Seller’s reasonable approval excuse such employees from their duties at the Branches for the purpose of training and orientation by Purchaser.

(h) No provision of this Agreement, including this Section 2.5, shall (i) create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or any of its Affiliates in respect of continued employment (or resumed employment) with Purchaser or any of its Affiliates or Seller or any of its Affiliates, (ii) create any such rights in any such individuals in respect of any benefits that may be provided, directly or indirectly, under any Benefit Plan or any plan or arrangement which may be established by Purchaser or any of its Affiliates or (iii) constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Purchaser or any of its Affiliates.

Section 2.6  SECURITY.

As of the Effective Time, Seller shall not have any responsibility for the security of and insurance on all Persons and property located in or about the Owned Real Property or Leased Premises.

Section 2.7  PRORATION; OTHER CLOSING DATE ADJUSTMENTS.

(a) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Nevada Franchise, hold the Transferred Assets and retain the Transferred Liabilities for its own account until the Effective Time, and that Purchaser shall operate the Nevada Franchise, hold the Transferred Assets and assume the Transferred Liabilities for its own account as of such time. Thus, except as otherwise expressly provided in this Agreement, items of income (as and when collected) and expense, as defined herein, shall be prorated as of the Effective Time, and settled between Seller and Purchaser on the Closing Date, whether or not such adjustment would normally be made as of such time. Items of proration will be handled at Closing as an adjustment to the Purchase Price unless otherwise agreed by the parties hereto. In furtherance of the foregoing, Purchaser shall promptly forward to Seller complete and accurate copies of all invoices, billing statements and similar documents received by Purchaser after the Effective Time and relating to the Banking Operations conducted prior to the Effective Time, and Seller shall promptly forward to Purchaser complete and accurate copies of all invoices and billing statements received by Seller relating to the Banking Operations conducted after the Effective Time. To the extent the exact amounts of any real property taxes or other items to be prorated are not known on the Closing Date, the parties shall make reasonable estimates of such taxes or other items for purposes of making prorations at Closing and shall thereafter adjust the prorations as promptly as practicable after such exact amounts are finally ascertained. Purchaser shall be solely responsible for payments to vendors pursuant to Assumed Contracts with respect to items of personal property that have been ordered by Seller in the ordinary course of business consistent with past practice but not delivered as of the Effective Time.

(b) For purposes of this Agreement, items of proration and other adjustments shall include, without limitation: (i) rental payments under the Real Property Leases and the Personal Property Leases; (ii) personal and real property taxes and assessments arising from (x) Owned Real Property, (y) without duplication of any amounts set forth in clause (i) above, payable by Seller pursuant to its Real Property Leases, or (z) otherwise from the Banking Operations (in each case, determined by assuming that the taxable year or period ended at the Effective Time); (iii) FDIC deposit insurance assessments; (iv) trustee or custodian fees on IRA accounts that are transferred to Purchaser as part of the Transferred Assets; (v) prepaid expenses and items and accrued but unpaid liabilities pursuant to Assumed Contracts, Real Property Leases, the Personal Property Leases and the Occupancy Agreements, a portion of which is attributable to periods after the Effective Time (it being understood that Purchaser shall have no liability for any accrued but unpaid liabilities attributable to Excluded Assets or Excluded Liabilities); (vi) safe deposit rental payments previously received by Seller, and (vii) rents and other income collected under the Occupancy Leases, a portion of which is attributable to periods after the Effective Time. For the avoidance of doubt, (i) items of income shall not be apportioned unless and until actually collected, and (ii) Purchaser shall have no liability to Seller for any failure to collect any item of income after the Closing Date.

(c) Notwithstanding anything contained herein to the contrary, items of proration and other adjustments pursuant to this Section 2.7 shall not include any items included in the calculation of Closing Date Payment Amount or in any adjustment thereto pursuant to Section 3.3, including, without limitation, any accrued and unpaid interest, late charges and any other charges with respect to the Assigned Loans included in the calculation of Acquisition Value.

Section 2.8  TITLE INSURANCE AND SURVEY FOR REAL PROPERTY.

(a) Seller shall obtain and deliver to Purchaser as soon as practicable after the date of this Agreement an ALTA title insurance commitment (as the case may be, the “Title Commitments”) for each parcel of the Owned Real Property and each Leased Premises constituting a parcel of land and the improvements thereon set forth on Schedule 2.8(a) (“Ground Leased Property”), issued by a national title insurance company by and through its agent, Chicago Title Insurance Company which shall indicate the state of title for each parcel of the Owned Real Property and each parcel of the Ground Leased Property. Seller shall also deliver to Purchaser within 15 days after the date of this Agreement, without any representation or warranty of any kind, a copy of any survey in its possession for the Owned Real Property and each parcel of the Ground Leased Property. Seller, at its sole expense, shall, as promptly as practicable, cause a survey (collectively the “Surveys”) of each or any parcel of the Owned Real Property and/or the Ground Leased Property to be performed by a Nevada registered and licensed land surveyor of Purchaser’s choice, and shall provide Purchaser a copy of each such survey within ten days after its completion. Purchaser will notify Seller in writing (a “Title Defect Notice”) no later than 15 days after the later of (x) Purchaser’s receipt of the Title Commitment or (y) the date hereof (or, with respect to any objection revealed by the Surveys, within 15 days after the later of (x) the date of receipt of the applicable Survey or (y) the date hereof) with respect to a parcel of the Owned Real Property or a parcel of the Ground Leased Property of any mortgages, pledges, liens, encumbrances, reservations, encroachments, overlaps or other title defects related to such Owned Real Property or such Ground Leased Property which are disclosed by the Title Commitments or Surveys received by Purchaser and as to which Purchaser objects (the “Title Defects”), provided that a Title Defect Notice shall not include or refer to any Permitted Encumbrances. If Purchaser does not notify Seller of Title Defects within such time period, Purchaser shall be deemed to have waived its rights to provide a Title Defect Notice with respect to the Title Defects disclosed by such Title Commitments or Surveys, and any Title Defect Notice with respect to the Title Defects disclosed by such Title Commitments or Surveys sent after such time shall not be valid. Title Defects shall not include: (i) real property ad valorem taxes for the year of Closing or any assessments, charges or taxes not yet due and payable; (ii) mechanics or materialmens liens incurred in the ordinary course and which relate to sums not yet due and payable, to the extent the amount of the underlying claim is credited against the Purchase Price; (iii) zoning, building code and other use restrictions imposed by a Governmental Authority, a subdivision plat, or customary covenants, conditions, easements or restrictions for a community or mixed use development, in each case that do not (1) materially interfere with the use of the applicable Owned Branch or Leased Branch as a bank branch (or, if applicable, the use of the applicable Other Facility) operated in the manner it is currently operated or (2) materially increase the cost of such operation; or (iv) such encumbrances and other title, survey or other matters (including liens, reservations, encroachments, easements, overlaps, covenants, conditions and restrictions, and title defects or deficiencies), provided that such encumbrances and other title, survey or other matters: (A) are customary or typical for similar properties in the State of Nevada, (B) do not materially interfere with the use of the applicable Owned Branch or Leased Branch as a bank branch (or, if applicable, the use of the applicable Other Facility) operated in the manner it is currently operated, and (C) either (1) do not impose any non-recurring obligations that would cost in excess of $10,000 to perform in connection with the applicable Owned Branch, Leased Branch or Other Facility (or in excess of $50,000 after aggregating the costs of performance of such non-recurring obligations applicable to all Owned Branches, Leased Branches and Other Facilities) and do not otherwise materially increase the cost of operation of the applicable Owned Branch or Leased Branch as a bank branch (or, if applicable, the use of the applicable Other Facility) operated in the manner it is currently operated, or (2) would cost less than $10,000 to cure or eliminate in the case of any Owned Branch, Leased Branch or Other Facility (and less than $50,000 aggregating the costs associated with curing all such Title Defects applicable to all Owned Branches, Leased Branches and Other Facilities) (all such matters described in clauses (i), (ii), (iii) or (iv), collectively, the “Permitted Encumbrances”); and any Permitted Encumbrances included in any Title Defect Notice shall be disregarded and shall not constitute Title Defects for any purpose hereunder. If Seller shall timely receive any Title Defect Notice with respect to any parcel of the Owned Real Property or any parcel of the Ground Leased Property, Seller shall, at its option and in its sole discretion, elect to take one of the following actions with respect to each Title Defect referenced in such Title Defect Notice: (i) cure or eliminate such Title Defect prior to the Closing, in which event the Closing shall proceed with respect to the parcel of the Owned Real Property or Ground Leased Property, without any reduction in the applicable Property Price; or (ii) accept a reduction in the Property Price applicable to the parcel of the Owned Real Property or any parcel of the Ground Leased Property subject to such Title Defect equal to any applicable Defect Reduction Amount to reflect the greater of the diminution in value (if any) resulting from such Title Defect or the cost of curing such Title Defect, if applicable, as determined pursuant to Section 2.13.

(b) Purchaser shall have the right, at its sole cost and expense, to obtain an updated Title Commitment or Survey prior to the Closing Date to determine whether any title changes may have arisen between the effective date of the applicable Title Commitment or Survey and such update. If such update indicates that any Title Defects have been placed of record in respect of any parcel of the Owned Real Property or any parcel of the Ground Leased Property since the effective date of the applicable Title Commitment or Survey, then Purchaser shall have the right to provide Seller a Title Defect Notice in respect thereof within 10 days of the receipt of the updated commitment or Survey, but no later than the Closing Date, and thereafter Seller shall have the right to address such Title Defect Notice in the same manner as is set forth in Section 2.8(a) with respect to Title Defect Notices received by Seller within the time provided in Section 2.8(a) (by electing to cure the Title Defect in question or accept a reduction in the applicable Property Price, as more particularly set forth in Section 2.8(a)). Failure by Purchaser to provide any Title Defect Notice pursuant to the immediately preceding sentence within 10 days of the receipt of the updated commitment or Survey, but no later than the Closing Date shall constitute waiver of any further right to do so, and any Title Defect Notice received after such time shall not be valid.

(c) Notwithstanding anything contained herein to the contrary, Seller shall be obligated to discharge (i) discharge any mortgage, deed of trust, security interest or similar Lien against any parcel of the Owned Real Property or parcel of the Ground Leased Property which it willfully placed of record prior to the date hereof, and (ii) any Lien against any parcel of the Owned Real Property or parcel of the Ground Leased Property which it willfully places of record on or after the date hereof.

Section 2.9  ENVIRONMENTAL MATTERS.

(a) Seller has provided to Purchaser complete and accurate copies of all environmental studies, reports and audits in Seller’s and its Affiliates possession related to the Owned Real Property and Leased Premises. Except as set forth in Article VI, (i) Seller does not make any representation or warranty regarding any aspect of any study, report or audit delivered to Purchaser, including without limitation, the accuracy or completeness of such study, report or audit, its preparation, or any information upon which it is based, and (ii) any reliance on the report or any information contained in the report shall be at Purchaser’s risk.

(b) Subject to compliance with Section 8.1(a) during the period prior to the Effective Time, Purchaser shall have the right, but not the obligation, at its sole cost and expense, to cause such investigations and tests of the Owned Real Property and the Leased Premises as is reasonably acceptable to Purchaser. Seller shall reasonably cooperate with Purchaser and/or its agents or contractors in their environmental assessment, evaluation, investigation and testing of the Owned Real Property and the Leased Premises, including by providing Purchaser and/or its agents or contractors reasonable access to pertinent records and documents in Seller’s possession. Any environmental assessment, evaluation, investigation or test performed by Purchaser or its agents or contractors prior to the Effective Time shall be conducted in a manner so as not to damage in any material respect the Owned Real Property and so as not to interfere in any material respect with the business or operations conducted thereat. If any material damage is caused to the Owned Real Property or Leased Premises prior to the Effective Time, Purchaser shall as promptly as commercially reasonable repair and restore the Owned Real Property or Leased Premises, as applicable, to substantially its former condition. During the period prior to the Effective Time, (i) without the prior written consent of Seller (which consent will not unreasonably be withheld or delayed) and execution of a property access agreement, Purchaser shall not conduct subsurface or intrusive testing or any ground water monitoring or install any test well or undertake any other investigation which requires a permit or license from any environmental regulatory authority, and (ii) Purchaser shall give Seller reasonable prior notice of its intention to conduct any investigation or test hereunder, and Seller reserves the right to be present and to have a representative present while any such investigations are conducted. Purchaser shall not submit a copy of any such report or disclose the contents thereof to any Governmental Authority unless specifically required by applicable law, and if so required, Purchaser shall provide Seller two days’ prior written notice of any submission. Purchaser and Purchaser’s agents, representatives, contractors and designees will not reveal to any third party not approved in writing by Seller (other than Purchaser’s attorneys, accountants and other professional advisors who agree to keep such information confidential) the results of its inspections or tests, unless required by law.

Section 2.10  ASSUMED CONTRACTS.

Attached as Schedule 2.10 is a list of all service or similar contracts in effect as of the date hereof (which Schedule Seller shall modify on or prior to the tenth day prior to the Closing Date to include any such contracts that have been terminated or modified or have been entered into in the ordinary course of business since the date hereof, in each case with Purchaser’s prior written consent) that relate to the Owned Real Property, the Leased Premises or the Banking Operations subject to this Agreement (and not to Seller’s operations generally) including, without limitation, the Personal Property Leases, Safe Deposit Contracts and Software Licenses (“Assumed Contracts”). Subject to obtaining any required third party consents, Purchaser shall assume all such Assumed Contracts at the Closing.

Section 2.11  ASSUMPTION OF IRA ACCOUNT DEPOSITS.

(a) With respect to Deposits in IRAs, prior to the Closing Date, Seller will effect either the appointment of Purchaser as successor custodian or the delegation to Purchaser (or to an Affiliate of Purchaser) of Seller’s authority and responsibility as custodian of all such IRA deposits (except self-directed IRA deposits), each to be effective as of the Effective Time, including, but not limited to, sending to the depositors thereof appropriate notices, cooperating with Purchaser (or such Affiliate) in soliciting consents from such depositors, and filing any appropriate applications with applicable regulatory authorities. If any such delegation is made to Purchaser (or such Affiliate), Purchaser (or such Affiliate) will perform all of the duties so delegated and comply with the terms of Seller’s agreement with the depositor of the IRA deposits affected thereby.

(b) If, notwithstanding the foregoing, as of the Closing Date, Purchaser shall be unable to retain deposit liabilities in respect of an IRA, such deposit liabilities shall be excluded from Deposits for purposes of this Agreement and shall constitute “Excluded IRA Account Deposits.”

Section 2.12  BOOKS AND RECORDS.

(a) As of the Effective Time, Seller shall deliver to Purchaser all files, documents and records at the Branches or Other Facilities that pertain to and are utilized by Seller to administer, monitor, evidence or record information respecting the business or conduct of the Nevada Franchise. Seller shall also make available to Purchaser all files, documents and records (including digitally-imaged files essential for Purchaser’s operation of the Branches), or copies thereof, maintained on electronic or magnetic media in the electronic data base system of Seller about customers of the Branches and Branch operations. Notwithstanding the foregoing, all files, documents and records (i) that contain information regarding customers and/or accounts not being transferred to Purchaser hereunder where such information is not reasonably separable from the files, documents or records otherwise to be delivered to Purchaser hereunder or (ii) that are contained in nonessential digitally-imaged files, and, in either case, where access by or disclosure to Purchaser would violate the rights of customers not being transferred tot Purchaser hereunder, including any privacy law, or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement (“Non-Transferred Records”), shall remain in the possession of Seller. The Seller shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Purchaser agrees, at Seller’s expense, to return to Seller all files, documents and records contained in any Branch or Other Facility that Purchaser believes do not relate to the business or conduct of the Nevada Franchise.

(b) As of the Effective Time, Purchaser shall become responsible for maintaining the files, documents and records transferred to it pursuant to this Agreement. Purchaser will preserve and hold such files, documents and records in safekeeping as required by applicable law and in accordance with Purchaser’s customary practices.

(c) After the Effective Time, Purchaser will (i) promptly research and provide copies to Seller and its representatives of files, documents, or records to the extent reasonably required in connection with any third party claim, action, litigation or other proceeding involving Seller or its Affiliates or in connection with any legal obligation owed by Seller or its Affiliates to any present or former depositor or other customer or any Governmental Authority or in connection with any other reasonable request related to the Transferred Assets or Transferred Liabilities, including for purposes of preparing regulatory and tax reports and returns and (ii) permit Seller and its representatives, at reasonable times and upon reasonable written notice, without material disruption to Purchaser’s operations and subject to a confidentiality agreement in a form satisfactory to Purchaser, to examine, inspect, copy and reproduce any such files, documents or records, and to meet and discuss with Seller’s former employees, to the extent reasonably required in connection with any third party claim, action, litigation or other proceeding involving Seller or its Affiliates or in connection with any legal obligation owed by Seller or its Affiliates to any present or former depositor or other customer or any Governmental Authority or in connection with any other reasonable request related to the Transferred Assets or Transferred Liabilities, including for purposes of preparing regulatory and tax reports and returns. After the Effective Time, Seller will (i) promptly research and provide copies to Purchaser and its representatives of files, documents or records retained by Seller regarding the Transferred Assets and Transferred Liabilities (including Non-Transferred Records) to the extent reasonably required in connection with any third party claim, action, litigation or other proceeding involving Purchaser or its Affiliates or in connection with any legal obligation owed by Purchaser or its Affiliates to any present or former depositor or other customer or any Governmental Authority or in connection with any other reasonable request related to the Transferred Assets or Transferred Liabilities, including for purposes of preparing regulatory and tax reports and returns and (ii) permit Purchaser and its representatives, at reasonable times and upon reasonable notice, without material disruption to Seller’s operations and subject to a confidentiality agreement in form satisfactory to Seller, to examine, inspect, copy and reproduce files, documents or records retained by Seller regarding the Transferred Assets and Transferred Liabilities (including Non-Transferred Records) to the extent reasonably required in connection with any third party claim, action, litigation or other proceeding involving Purchaser or its Affiliates or in connection with any legal obligation owed by Purchaser or its Affiliates to any present or former depositor or other customer or any Governmental Authority or in connection with any other reasonable request related to the Transferred Assets or Transferred Liabilities, including for purposes of preparing regulatory and tax reports and returns. Nothing in this Section shall require either party to provide access to or disclose information where such access or disclosure would violate the rights of customers, including any privacy law, result in the loss of any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(d) It is understood that certain of Seller’s and Purchaser’s records may be available only in electronic or magnetic form, or in the form of photocopies, film copies or other non-original and non-paper media, or held by third-parties.

(e) Except for data expressly required to be provided by Seller or Purchaser hereunder, all data and information and any copies or extracts thereof or other data or analyses derived therefrom, and all internal reports and data relating to, containing or derived from the operating results of Seller or Purchaser, as the case may be, and its Affiliates or any subsidiary or division or line of business thereof, whether contained in books, records or other paper format, accessed through the computer and data processing systems of such Person, or otherwise in the possession of such Person, shall remain solely the property of such Person, and nothing contained in this Agreement shall be construed as transferring to or vesting in the other party or such other party’s Affiliates any right or interest in or to such data and information or to grant to such other party or its Affiliates any ongoing rights to the use of the data derived therefrom. Each party acknowledges that the other party shall be entitled to take all such steps prior to or following the Closing as shall be necessary in the other party’s sole discretion to effect the foregoing, including taking such actions as are necessary to ensure that all access to such information at the offices of the other party shall be terminated as of or promptly following the Closing. Each party shall promptly provide to the other party any such information or data described herein of the other party, which remains at any facilities of such party following the Closing.

Section 2.13  DETERMINATION OF DEFECT REDUCTION AMOUNTS.

If Seller shall receive a Title Defect Notice in respect of any parcel of the Owned Real Property or parcel of the Ground Leased Property, either party shall have the right to require the determination of any related Defect Reduction Amount (if any) which Purchaser might elect to accept pursuant to Section 2.8 and this Section, by providing written notice to the other party that such party requires such determination. Upon the recipient’s receipt of any such notice, Seller and Purchaser shall cooperate in good faith in an attempt to reach agreement as to the applicable Defect Reduction Amount, if any. If the parties are unable to reach such agreement within ten days after the date of such notice, then the Defect Reduction Amount shall be determined by an appraisal prepared in accordance with customary practices and procedures (except as provided herein) by an M.A.I. appraiser selected by agreement between Seller and Purchaser; provided that in the event the parties cannot agree on the selection of an appraiser within five days, then such appraiser shall be selected as follows: Seller and Purchaser shall each select an appraiser within five days and the two selected appraisers shall then select a third appraiser, who shall be the appraiser who shall determine the Defect Reduction Amount, if any. If either party does not select an appraiser within five days, then the appraiser chosen by the other party shall be solely responsible for determining the Defect Reduction Amount, and if the two initial appraisers shall fail to agree on the third appraiser within five days then the parties shall submit the matter to the American Arbitration Association to select an impartial appraiser. For all purposes under this Agreement, the “Defect Reduction Amount” attributable to any Title Defect shall be (and any appraisal thereof shall determine) the amount of the costs of remedying such Title Defect. If any appraiser selected hereunder shall be unable to determine any Defect Reduction Amount pursuant to the foregoing provisions, then the parties shall cooperate and work reasonably with the appraiser in order to ascertain the Defect Reduction Amount in a reasonable and mutually satisfactory manner. Any appraiser selected hereunder shall be an M.A.I. appraiser of good professional standing who has experience appraising properties similar to the Owned Real Property or Ground Leased Property in question. Any appraisal costs incurred pursuant to this Section shall be shared equally by Seller and Purchaser. Any determination of a Defect Reduction Amount pursuant to this Section shall be final. After any Defect Reduction Amount is determined pursuant to this Section, such Defect Reduction Amount shall be included in the calculations used to adjust the Purchase Price pursuant to Section 3.3.

Section 2.14  NO DUTY TO CURE.

Except as set forth in Sections 2.8, 2.13 and 3.3 and Article V, Seller shall not have any obligation or duty to cure any Title Defect either before or after the Closing. Purchaser’s only rights in connection with any Title Defect shall be the rights set forth in Sections 2.8, 2.13 and 3.3 and Article V.

Section 2.15  COOPERATION AND EXPEDITED CLOSING.

Seller and Purchaser shall cooperate in good faith and shall use their commercially reasonable best efforts to consummate the transactions contemplated by this Agreement expeditiously. Without restricting or limiting the foregoing, Purchaser will assist Seller in complying with the applicable requirements of third Persons relating to the consummation of the transactions contemplated by this Agreement, including the expedited satisfaction of all Regulatory Approvals.

Article III.

CLOSING AND EFFECTIVE TIME

Section 3.1  EFFECTIVE TIME.

(a) The purchase of assets and assumption of liabilities provided for in this Agreement, and the conversion referred to in Section 4.7 (unless otherwise mutually agreed to by the parties hereto), shall occur at a closing (the “Closing”) to be held at the offices of Brownstein Hyatt Farber Schreck LLP, 100 City Parkway, Suite 1600, Las Vegas, Nevada 89106-4614 at 10:00 a.m., local time, or at such other time, place, and manner as the parties shall mutually agree, on a date to be mutually agreed upon between the parties, which date shall occur not earlier than three days nor later than ten days following the satisfaction or, where legally permitted, waiver of all conditions set forth in Articles IX and X (other than those conditions that by their nature are to be satisfied at the Closing).

(b) The effective time (the “Effective Time”) shall be 11:59 p.m., local time in Las Vegas, Nevada, on the day on which the Closing occurs (the “Closing Date”). Each of Purchaser and Seller shall use its commercially reasonable best efforts to effect the Closing as promptly as reasonably practicable, subject to the satisfaction or waiver, if permitted by law, of the conditions to Closing set forth in Articles IX and X.

Section 3.2  CLOSING.

(a) All actions taken and documents delivered at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

(b) At the Closing, subject to all the terms and conditions of this Agreement, Seller shall execute and/or deliver, as applicable, to Purchaser the following:

(1) Grant, Bargain and Sale Deeds executed by Seller transferring all right, title and interest in and to each parcel of Owned Real Property to Purchaser, subject to Permitted Encumbrances, in substantially the form attached hereto as Exhibit 3.2(b)(1) and a State of Nevada Declaration of Value with respect to each such parcel;

(2) a Bill of Sale and Assignment of Contract Rights, in substantially the form attached hereto as Exhibit 3.2(b)(2), transferring to Purchaser all the Personal Property, the Coins and Currency and Real Property Contract Rights;

(3) an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit 3.2(b)(3), with respect to the Transferred Liabilities (“Assignment and Assumption Agreement”);

(4) an Assignment and Assumption of Leases executed by Seller, in substantially the form attached hereto as Exhibit 3.2(b)(4), pursuant to which Seller shall assign and Purchaser shall assume the Real Property Leases (“Assignment and Assumption of Leases”);

(5) such consents of landlords of the Real Property Leases listed on Schedule 6.9 to the assignment of the Leased Premises to Purchaser;

(6) estoppel certificates executed by the lessor of each Leased Premise in form and substance reasonably acceptable to Purchaser;

(7) a certificate of a proper officer of Seller, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 9.1 and Section 9.2 (provided that in the event that Purchaser has waived such conditions pursuant to Section 3.1, such certificate need only address such matters as have not been waived under the terms of such Sections);

(8) a Closing Statement using amounts shown on the Pre-Closing Balance Sheet (the “Closing Statement”);

(9) an affidavit of an officer of Seller that complies with sections 897 and 1445 of the Code certifying that Seller is not a “foreign Person” within the meaning of sections 897 and 1445 of the Code;

(10) immediately available funds in the net amount shown as owing to Purchaser by Seller on the Closing Statement, if any;

(11) the Transition Services Agreement;

(12) a certificate dated as of the Closing Date, executed by the president of the Seller and certifying that the conditions specified in Article IX have been fulfilled; and

(13) evidence, in form reasonably satisfactory to Purchaser, that its obligations to guaranty the credit card limits of the Credit Card Accounts shall be on terms substantially similar to those applicable to Seller under the Credit Card Limit Guaranty (including, without limitation, the right to receive any fees payable in respect of such Credit Card Accounts under the PMA (as defined in the Credit Card Limit Guaranty));

(14) a participation agreement in the form attached hereto as Schedule 3.2(14)(A) (“Participation Agreement (Pari Passu)”) for each of the loans set forth on Schedule 3.2(14)(B);

(15) a participation agreement in the form attached hereto as Schedule 3.2(15)(A) (“Participation Agreement (LIFO)”) for each of the loans set forth on Schedule 3.2(15)(B); and

(16) such certificates and other documents as the parties determine to be reasonably necessary in connection with the consummation of the transactions contemplated hereby and which do not alter the parties’ respective obligations or liability hereunder.

(c) At the Closing, subject to all the terms and conditions of this Agreement, Purchaser shall execute and deliver to Seller:

(1) the Assignment and Assumption Agreement;

(2) the Assignment and Assumption of Leases;

(3) immediately available funds in the net amount shown as owing to Seller by Purchaser on the Closing Statement, if any;

(4) acceptance by Purchaser of its appointment as successor custodian of transferred IRAs;

(5) the Closing Statement;

(6) the Transition Services Agreement;

(7) a certificate of a proper officer of Purchaser, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 10.1 and Section 10.2; and

(8) a Participation Agreement (Pari Passu) for each of the loans set forth on Schedule 3.2(14)(B);

(9) a Participation Agreement (LIFO) for each of the loans set forth on Schedule 3.2(15)(B);

(10) such certificates and other documents as the parties determine to be reasonably necessary in connection with the consummation of the transactions contemplated hereby and which do not alter the parties’ respective obligations or liability hereunder.

Section 3.3  POST-CLOSING ADJUSTMENTS.

(a) Not later than 30 days after the Effective Time (such actual date of delivery, the “Post-Closing Balance Sheet Delivery Date”), Seller shall deliver to Purchaser a balance sheet dated as of the Effective Time based on Seller’s books and records and using the internal accounting procedures of Seller consistently applied reflecting the Transferred Assets and the Transferred Liabilities (the “Post-Closing Balance Sheet”), together with a copy of Seller’s calculation of the Closing Date Payment Amount as adjusted hereunder and the amounts payable thereunder. Seller shall afford Purchaser and its accountants and attorneys the opportunity to review all work papers and documentation used by Seller in preparing the Post-Closing Balance Sheet.

(b) Except as otherwise expressly provided herein, the determination of the Post-Closing Balance Sheet shall be final and binding on the parties hereto unless within 90 days after receipt by Purchaser of the Post-Closing Balance Sheet, Purchaser shall notify Seller in writing of its disagreement with any amount included therein or omitted therefrom, in which case, if the parties are unable to resolve the disputed items within ten Business Days of the receipt by Seller of notice of such disagreement, such items shall be determined by a national independent accounting firm selected by mutual agreement between Seller and Purchaser. Such accounting firm shall be instructed to resolve the disputed items within ten Business Days of engagement, to the extent reasonably practicable. The determination of such accounting firm shall be final and binding on the parties hereto. The fees of any such accounting firm shall be paid by the Purchaser, unless either (x) the amount of the net adjustment payable to Purchaser is more as a result of the Post-Closing Balance Sheet is more than 110% of the final net adjustment determined to be payable to Purchaser by such accounting firm or (y) the amount of the net adjustment payable to Seller as a result of the Post-Closing Balance Sheet is less than 90% of the final net adjustment determined to be payable to Seller by such accounting firm. Notwithstanding the foregoing provisions of this Subsection, if at any time within three months after the Post-Closing Balance Sheet Delivery Date either party discovers an error in the calculation of the Post-Closing Balance Sheet that resulted in the Purchase Price actually paid, as adjusted pursuant to this Section, being at least $50,000, individually or in the aggregate with all such errors, more or less than the Purchase Price would have been but for such error, and notifies the other party thereof, the parties agree to cooperate in good faith to correct the error. If the parties disagree on the existence or magnitude of an error within ten Business Days after notice thereof, such matter shall be resolved by an independent accounting firm in the same manner as described above for resolving disputed items.

(c) Not later than the close of business on the fifth day following the determination of the Post-Closing Balance Sheet (the “Adjustment Payment Date”), Seller and Purchaser shall effect the transfer of any funds as may be necessary to reflect changes in such assets and liabilities between the Pre-Closing Balance Sheet and the Post-Closing Balance Sheet to the extent such assets and liabilities were used to calculate the Purchase Price pursuant to Section 2.2(a) and the resulting changes in the Purchase Price as a result thereof, together with interest thereon computed from the Effective Time up to but not including the Adjustment Payment Date at the applicable Federal Funds Rate.

Article IV.

TRANSITIONAL MATTERS

Section 4.1  GENERAL.

(a) Seller and Purchaser shall cooperate in good faith to assure an orderly transition of ownership of the Transferred Assets and Transferred Liabilities to Purchaser hereunder. Commencing promptly following the date hereof, appropriate personnel of Seller and Purchaser shall meet to negotiate and prepare a mutually acceptable transition plan covering operational aspects of the transition consistent with the terms of this Agreement, including handling and settlement of the following, as applicable: checks on deposit accounts and home credit line accounts, loan payments, direct deposits and direct debits through ACH or otherwise, point of sale transactions, ATM transactions, error resolution matters pursuant to Regulations E and Z of the Federal Reserve Board, miscellaneous account adjustments, daily settlement, and other settlement and transition items. Upon finalizing such agreed upon transition plan, such transition plan shall be incorporated herein and deemed a part hereof, and, except to the extent that such plan may be inconsistent with this Agreement, shall be binding upon the parties hereto.

(b) In furtherance of the foregoing, appropriate personnel of Seller and Purchaser shall meet to negotiate and prepare upon mutually acceptable transaction settlement procedures and specifications, files (including without limitation conversion sample files and schedules for the transfer of data processing responsibilities relating to the Nevada Franchise from Seller to Purchaser), to be effective as of the Closing. Purchaser will have responsibility for all product mapping and the creation of all conversion programs and procedures but Seller will provide qualified personnel to reasonably consult and confer with Purchaser to facilitate this process. Not later than 15 days following the date hereof, Seller shall deliver to Purchaser the specifications and conversion sample files in Seller’s possession and, as promptly as reasonably practicable following the date hereof, shall deliver to Purchaser such specifications and conversion sample files held by third parties and relating to the Banking Operations. Seller shall have no obligation to furnish Purchaser with any customer information other than that which is necessary for purposes of the ongoing operation of the Nevada Franchise and in no event shall be obligated to provide customer information in violation of any law.

(c) From time to time prior to the Closing, after Purchaser has tested and confirmed the conversion sample files, Purchaser may request and Seller shall provide reasonable additional file-related information.

Section 4.2  NOTICES TO CUSTOMERS AND OTHERS.

(a) Not later than 30 days prior to the Closing Date (or such other time as may be required by law), but not earlier than the receipt of all Regulatory Approvals, Seller and Purchaser shall jointly notify customers with Deposits that, subject to the terms and conditions of this Agreement, Purchaser will be assuming the Deposit Liabilities. Each of Seller and Purchaser shall join in providing where appropriate, all notices to customers of the Branches and all other Persons as Seller or Purchaser, as the case may be, is or are required to give under applicable law or the terms of any agreements between Seller and any customer in connection with the transactions contemplated hereby. When requested, upon request by Purchaser, Seller will provide reasonable assistance to Purchaser in mailing or causing to be mailed such communications. Purchaser and Seller shall jointly approve in good faith the content of all notices and communications under this Section prior to the distribution of any such notice and communication. Notwithstanding anything to the contrary contained herein, no communication sent to Deposit account holders of the Nevada Franchise prior to the Closing Date pursuant to this Section 4.2(a) will state that any Branch will be closed. Purchaser and Seller shall equally share the expenses incurred in connection with the obligations to send notices hereunder.

(b) A party proposing to send or publish any notice or communication pursuant to any provision of this Article shall furnish to the other party a copy of the proposed form of such notice or communication at least five days in advance of the proposed date of the first mailing, posting, or other dissemination thereof to customers, and shall incorporate any changes in such notice as the other party reasonably proposes as necessary to comply with applicable law or which the other party reasonably requests for any proper business purpose. All costs and expenses of any notice or communication sent or published by Purchaser or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller, on the one hand, and Purchaser, on the other hand.

(c) Seller will render a final statement to each depositor of a Deposit account assumed under this Agreement for which statements are provided as to transactions occurring through the Effective Time and will comply with all laws, rules and regulations regarding tax reporting of transactions of such accounts through the Effective Time. Seller will be entitled to impose normal fees and service charges on a per-item basis, but Seller will not impose periodic fees or blanket charges in connection with such final statements. Purchaser will comply with all laws, rules and regulations regarding tax reporting of transactions of such accounts after the Effective Time.

Section 4.3  DIRECT DEPOSITS.

Seller will transfer to Purchaser not later than the Closing Date all of those Automated Clearing House (“ACH”) and FedWire direct deposit arrangements related (by agreement or other standing arrangement) to Deposits. As soon as practicable after the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), Seller will deliver to Purchaser a listing in a format mutually agreed upon by the parties of all such direct deposit records which Seller, in the exercise of all commercially reasonable best efforts, is able to identify. In connection with the obligations under Section 4.1, Purchaser and Seller shall cooperate in good faith (a) to determine the method and timing for remitting to Purchaser and settling, for a 90-day period following the Closing Date, ACH direct deposits and FedWire direct deposits relating to accounts constituting Deposits, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring an orderly transition of ownership of the Deposit Liabilities to Purchaser hereunder and (b) to determine the method and timing for remitting to Seller and settling, for a 90-day period following the Closing Date, ACH direct deposits and FedWire direct deposits relating to deposit accounts of Seller that are not Deposits, but which transactions are nonetheless routed to Purchaser as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring the orderly processing of transactions routed to Purchaser that relate to deposit accounts of Seller that are not Deposits.

Section 4.4  DIRECT DEBIT.

As soon as practicable after the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), and after the notice provided in Section 4.2(a), Purchaser will send appropriate notice to all customers having accounts constituting Deposits the terms of which provide for direct debit of such accounts by third parties, instructing such customers concerning transfer of customer direct debit authorizations from Seller to Purchaser. Seller shall cooperate in soliciting the transfer of such authorizations. Such notice shall be in a form agreed to by the parties acting in good faith. In connection with the obligations under Section 4.1, Purchaser and Seller shall cooperate in good faith (a) to determine the method and timing for forwarding to Purchaser and settling, for a 90-day period following the Closing Date, all direct debits relating to accounts constituting Deposits, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring an orderly transition of ownership of the Deposit Liabilities to Purchaser hereunder and (b) to determine the method and timing for forwarding to Seller and settling, for a 90-day period following the Closing Date, all direct debits relating to deposit accounts of Seller that are not Deposits, but which transactions are nonetheless routed to Purchaser for any reason, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring the orderly processing of transactions routed to Purchaser that relate to deposit accounts of Seller that are not Deposits.

Section 4.5  INTEREST REPORTING AND WITHHOLDING.

(a) Unless otherwise agreed to by the parties, Seller will report to applicable taxing authorities and holders of Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including for purposes hereof dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon the Deposits. Purchaser will report to the applicable taxing authorities and holders of Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and early withdrawal penalties imposed upon such Deposits. Any amounts required by any governmental agencies to be withheld from any of the Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date shall be withheld by Purchaser in accordance with applicable law or the appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date. Promptly after the Closing Date, but in no event later than the date Purchaser is obligated to remit such amounts to the applicable governmental agency, Seller will pay to Purchaser that portion of any sums theretofore withheld by Seller from any Deposits which are required to be remitted by Purchaser pursuant to the foregoing and shall directly remit to the applicable governmental agency that portion of any such sums which are required to be remitted by Seller.

(b) Unless otherwise agreed by the parties, Seller shall be responsible for delivering to payees all IRS notices with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Deposits, and Purchaser shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Deposits. Purchaser and Seller shall, prior to the Closing Date, consult and Seller shall take reasonable actions as are necessary to permit Purchaser timely to deliver such IRS notices required to be delivered following the Closing Date.

(c) Unless otherwise agreed by the parties, Seller will make all required reports to applicable tax authorities and to obligors on Assigned Loans purchased on the Closing Date, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, concerning all interest and points received by the Seller. Purchaser will make all required reports to applicable tax authorities and to obligors on Assigned Loans purchased on the Closing Date, with respect to all periods from the day after the Closing Date, concerning all such interest and points received.

Section 4.6  LEASING OF PERSONAL AND REAL PROPERTY.

Seller shall use commercially reasonable best efforts to renew or extend on a-month-to-month basis, any Personal Property Lease or Real Property Lease that is currently in effect but that would otherwise expire on or prior to the Closing; provided, however, that no such renewal or extension shall be for a fixed term exceeding one year without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned, or delayed). Seller shall not cancel, terminate or amend (other than as provided in the preceding sentence relating to extensions) any such Personal Property Lease or Real Property Lease without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, Seller shall use commercially reasonable best efforts to amend any Personal Property Leases in order to transfer the related Personal Property to Purchaser pursuant to Article II if such amendment is required to effect such transfer.

Section 4.7  DATA PROCESSING CONVERSION FOR THE BRANCHES AND HANDLING OF CERTAIN ITEMS.

(a) The conversion of the data processing with respect to the Transferred Assets and Transferred Liabilities will be completed on the Closing Date unless otherwise agreed by the parties. Seller and Purchaser agree to cooperate to facilitate the orderly transfer of data processing information in connection with the transactions contemplated hereby. Within 10 days of the date of this Agreement, Purchaser and/or its representatives shall be permitted access (subject to the provisions of Section 8.1) to review each Branch and Other Facilities for the purpose of installing automated equipment for use by the personnel of the Branches and the Other Facilities. Following the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), Purchaser shall be permitted, at its expense, to install and test communications lines, both internal and external, from each site and prepare for the installation of automated equipment on the Closing Date.

(b) During the 180-day period after the Closing Date, (i) Seller shall pay all Transaction Account drafts presented to it for payment that are drawn on accounts constituting Deposits and (ii) Purchaser shall pay all Transaction Account drafts presented to it for payment that are drawn on deposit accounts of Seller that are not Deposits, but which items are nonetheless routed to Purchaser. Each party shall make available to the other on a next-day basis such drafts that it pays. Each party shall promptly reimburse the other on a daily settlement basis for the amount of all such drafts paid by the other party. Neither party shall return any such drafts to the other, but shall handle any returns directly with the payee bank or other parties in the clearing process. In addition, during the 90 day period after the Closing Date the parties shall conduct daily settlements for all other transaction types, including but not limited to vector decisions, pay/return items, non post items, chargebacks, ATM transactions and ACH debits/credits.

(c) Purchaser will accept from Seller, and will reimburse Seller on a daily settlement basis for, all returns of the following items: (i) any item which Seller credited for deposit to or cashed against a Deposit account or posted as payments to an Assigned Loan account before Closing and the item is returned to Seller after the Closing; and (ii) any item which Seller credited for deposit to or cashed against a Deposit account or posted as payments to an Assigned Loan account within the 90-day period following the Closing and the item is returned to Seller.

(d) Purchaser will pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Purchaser by mail, over the counter or through the check clearing system of the banking industry, by depositors of the accounts assumed, whether drawn on the checks, withdrawal orders or draft forms provided by Seller or by Purchaser, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose accounts are assumed by Purchaser.

Section 4.8  NOTICES TO OBLIGORS ON LOANS.

(a) Purchaser shall no later than 15 days prior to the Closing Date prepare and transmit to each obligor on each Assigned Loan, a notice in a form satisfying all legal requirements and reasonably acceptable to Seller to the effect that the Assigned Loan will be transferred to Purchaser and directing that payments be made after the Closing Date to Purchaser at any address of Purchaser specified by Purchaser, with Purchaser’s name as payee on any checks or other instruments used to make as payments, and, with respect to all such Assigned Loans on which payment notices or coupon books have been issued, shall issue new notices or coupon books reflecting the name and address of Purchaser as the Person to whom and the place at which payments are to be made. To the extent that Purchaser’s notice pursuant to the prior sentence shall be legally insufficient, Seller will provide all Assigned Loan obligors with all required notices of the assignment and transfer of the Assigned Loans. Purchaser and Seller shall equally share the expenses incurred in connection with the obligations to send notices hereunder.

(b) To the extent that any of the Assigned Loans transferred from Seller to Purchaser involve a transfer of servicing as defined and governed by the Real Estate Settlement Procedure Act (12 U.S.C. §§ 2601 et seq.), Seller and Purchaser will jointly coordinate any appropriate required customer notices at Purchaser’s sole expense.

(c) Seller shall remit to Purchaser via overnight delivery for a period of 180 days following the Closing all payments Seller receives as payments for Assigned Loans. Thereafter, Seller shall return the payments to customers with notice that payment should be made to Purchaser.

Section 4.9  ASSIGNMENT OF LOANS.

Purchaser shall prepare and record, at its sole expense, any documentation necessary to effectuate the assignment of the Assigned Loans or any security interest to Purchaser. Seller shall provide Purchaser with a limited power of attorney in substantially the form attached hereto as Exhibit 4.9 or such other designations of authority as may be reasonably required to allow Purchaser to execute such documentation on behalf of Seller.

Article V.

INDEMNIFICATION

Section 5.1  SELLER’S INDEMNIFICATION OF PURCHASER.

Subject to any limitations in this Section and Section 5.4, Seller shall indemnify, hold harmless, and defend the Purchaser and its Affiliates, and each of their officers, directors, employees, partners, members, agents and Affiliates (the “Purchaser Indemnified Parties”) from and against any Losses that any Purchaser Indemnified Party incurs as a result of (a) any breach by Seller of any of its covenants or agreements contained herein, (b) any breach by Seller of any of its representations and warranties contained herein (other than the representations and warranties set forth in Section 6.10, as to which Purchaser’s only remedies shall be as set forth in this Section below), or any claim by a third party which, if true, would constitute a breach of any such representation or warranty, and (c) any Excluded Liabilities. In the event of any breach of the representations and warranties contained in Section 6.10, Purchaser’s sole remedy shall be to require the Seller to (i) purchase the Loan which breaches such representation and warranty at the principal amount thereof, plus accrued and unpaid interest, late charges and any other charges thereon, in each case as of the time of the applicable purchase or (ii) indemnify the Purchaser Indemnified Parties in accordance with the other provisions of this Article, with Purchaser having the right to choose between such measures. The Purchaser Indemnified Parties shall not be entitled to indemnity for any alleged or actual breach of the representations and warranties contained in Section 6.6 to the extent that such breach has either been cured by the Seller or resulted in a reduction in the Purchase Price pursuant to the provisions set forth in Section 2.8.

Section 5.2  PURCHASER’S INDEMNIFICATION OF SELLER.

Purchaser shall indemnify, hold harmless, and defend Seller and its Affiliates, and each of their officers, directors, employees, partners, members, agents and Affiliates (the “Seller Indemnified Parties”) from and against any Losses that any Seller Indemnified Party incurs as a result of (a) any breach by Purchaser of any of its covenants or agreements contained herein, (b) any breach by Purchaser of any of its representations and warranties contained herein, or any claim by a third party which, if true, would constitute a breach of any such representation or warranty, and (c) any Loss that Seller may incur in connection with Banking Operations as conducted by Purchaser occurring from and after the Effective Time or otherwise relating to the Transferred Liabilities (other than the Excluded Liabilities).

Section 5.3  CLAIMS FOR INDEMNITY.

(a) A claim for indemnity shall be made by the claiming party at any time by the giving of written notice thereof to the other party; provided, however, that any claim for indemnity pursuant to Sections 5.1(b) or 5.2(b) must be made within the applicable period set forth in Section 12.3. In the event that any claim is made within such period, the indemnity relating to such claim shall survive until such claim is resolved.

(b) In the event that any Person or entity not a party to this Agreement shall, in writing, make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any Loss to an indemnified party of the kind for which such indemnified party is entitled to indemnification pursuant to Section 5.1 or Section 5.2 hereof, including, without limitation, any claim by a third party which, if true, would constitute a breach of a representation or warranty by the indemnifying party, such indemnified party shall notify the indemnifying party of such demand, claim or lawsuit within 15 Business Days of obtaining knowledge of such demand, claim, filing or threat; provided, however, that any failure by the indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from its obligations hereunder, except to the extent that the indemnifying party is actually prejudiced by such failure to give such notice. Following receipt of notice of a demand, claim or lawsuit, and unless counsel to the indemnified party shall have determined in good faith that the assumption of such defense by the indemnifying party would be inappropriate due to a conflict or potential conflict of interest or the availability of defenses not available to the indemnifying party, the indemnifying party shall have the option, at its cost and expense, to assume the defense of such matter and to retain counsel (not reasonably objected to by the indemnified party) to defend any such demand, claim or lawsuit, and the indemnifying party shall not be liable to the indemnified party for any fees of other counsel or any other expenses (except as expressly provided to the contrary herein) with respect to the defense of such claim or litigation, other than reasonable fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof; provided, however, that indemnifying party shall not have the right to assume such defense of any claim by a third party which involves an amount (as reasonably determined in good faith by the indemnified party) that, when taken together with the aggregate amount of all claims for Losses pending under this Article V (as reasonably determined in good faith by the indemnified party), is in excess of the cap on the indemnifying party’s obligations pursuant to Section 5.4(b). The indemnifying party’s option to assume the defense of such claim may be exercised by an irrevocable written acknowledgment by the indemnifying party to the indemnified party, within 30 days following notice of such claim from the indemnified party (or earlier, if the indemnified party reasonably requires an earlier determination), that it is undertaking and will prosecute the defense of the claim under such indemnity agreements (at the sole cost and expense of the indemnifying party) and confirming that the claim is one with respect to which the indemnifying party is obligated to indemnify and that it will be able to pay the full amount of potential liability in connection with such claim. The indemnified party shall have the option of joining the defense of such demand, claim or lawsuit (which shall be at the cost and expense of the indemnified party unless (i) counsel to the indemnified party determines in good faith that joint representation would be inappropriate due to a conflict or potential conflict of interest or the availability of defenses not available to the indemnifying party or (ii) the indemnifying party fails to assume the defense of such demand, claim or lawsuit within the 30-day period provided for herein) with counsel not reasonably objected to by the indemnifying party and counsel for each party shall, to the extent consistent with its professional responsibilities, cooperate with the other party and any counsel designated by that party. In effecting the settlement of any such demand, claim or lawsuit, the indemnifying party, or the indemnified party, as the case may be, shall act in good faith, shall consult with the other party and shall enter into only such settlement, compromise or consent to judgment as the other party shall consent, such consent not to be unreasonably withheld or delayed, provided that such settlement, compromise or consent to entry of any judgment shall include a release from all liability and shall involve only the payment of monetary Losses in respect of such claim. An indemnifying party shall not be liable for any settlement not made in accordance with the preceding sentence. Notwithstanding anything in this Article V to the contrary, if there is a reasonable probability that a third party claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party shall have the right, at the cost and expense of the indemnifying party, to control the defense, compromise or settlement of the claim.

Section 5.4  LIMITATIONS ON INDEMNIFICATION; OTHER QUALIFICATIONS.

(a) Seller shall not be required to indemnify the Purchaser Indemnified Parties under Section 5.1(b) and Purchaser shall not be required to indemnify the Seller Indemnified Parties under Section 5.2(b), unless the aggregate amount of all Losses incurred by Purchaser Indemnified Parties or Seller Indemnified Parties pursuant to Section 5.1(b) or 5.2(b) (as the case may be), exceeds $1,000,000 (the “Deductible Amount”). Once such aggregate amount of Losses incurred by the Purchaser Indemnified Parties, on the one hand, or the Seller Indemnified Parties, on the other hand, for Losses claimed pursuant to Section 5.1(b) or 5.2(b), as applicable, exceeds the Deductible Amount, Purchaser Indemnified Parties or Seller Indemnified Parties, as the case may be, shall thereupon be entitled to indemnification only for amounts in excess of such the Deductible Amount.

(b) Neither Seller, on the one hand, nor Purchaser, on the other hand, shall be obligated to indemnify the other for Losses pursuant to Section 5.1(b) or 5.2(b), as applicable, that exceed the Deductible Amount by $8,000,000 in the aggregate with all such Losses asserted by such party.

(c) The limitations set forth in Sections 5.4(a) and (b) shall not apply to (i) any claim of common law fraud or intentional misrepresentation, or (ii) any claim for indemnification pursuant to Section 5.1(b) or 5.2(b) in connection with a breach of the representations and warranties contained in Section 6.1, Section 6.3, Section 6.4, the first sentence of Section 6.5, Section 6.6(b), Section 6.10, Section 6.14, Section 6.16, Section 6.19, Section 7.1, Section 7.3 and Section 7.4.

(d) Following the Closing, the sole and exclusive remedy of the parties hereto with respect to any and all claims relating to the matters addressed in Sections 5.1 and 5.2 (other than claims of fraud or intentional misrepresentation) shall be pursuant to the indemnification provisions set forth in this Article; provided, however, that the parties may seek to enforce specifically this Agreement and the terms and conditions hereof or seek any other equitable remedies that do not involve the payment of monetary damages.

(e) Nothing in this Article shall limit the rights and remedies of Purchaser or Seller with respect to indemnification under Section 5.1(a), 5.1(c), 5.2(a) or 5.2(c) (including any breach by the other of any of its covenants or agreements to be performed prior to, at or after the Effective Time).

(f) Notwithstanding anything contained to the contrary in this Agreement, for purposes of the indemnification provisions in this Article V, the determination of (i) whether any representation, warranty or covenant has been breached and (ii) the amount of any Losses shall be made without giving effect to any “Material Adverse Effect” qualification or any materiality or similar qualification contained in the representations, warranties, covenants or agreements herein.

(g) Except as set forth in the next sentence, no party hereto shall have any obligation hereunder for any consequential liability, damage or loss or any lost profits. The limitations set forth in the preceding sentence shall not apply to a party if the transactions contemplated hereby are not consummated because of such party’s breach of this Agreement.

Section 5.5  TREATMENT OF INDEMNIFICATION PAYMENTS.

Seller and Purchaser will treat any indemnification payment under this Article as an adjustment of the consideration paid for the Transferred Assets for income tax purposes.

Article VI.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

Section 6.1  CORPORATE ORGANIZATION; CORPORATE AUTHORITY.

Seller is an Alabama banking corporation duly organized, validly existing and in good standing under the laws of the State of Alabama and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary. Seller has the corporate power and authority to carry on its business as currently conducted, including the business of the Nevada Franchise, execute and deliver this Agreement and related documents, and effect the transactions contemplated herein. No further corporate authorization, including, without limitation, any approval by the equity or other stakeholders of Seller or its parent company, is necessary for Seller to consummate the transactions contemplated by this Agreement and the documents related thereto.

Section 6.2  NO VIOLATION.

Assuming receipt of the required approvals referenced under Section 6.15, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with or result in any material violation of or material default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in the imposition or creation of any Lien upon any of the Transferred Assets under (a) Seller’s charter or bylaws; (b) any material agreement (including any agreement that is a Transferred Asset) or any other material restriction of any kind to which Seller is a party or by which Seller, the Transferred Assets or the Transferred Liabilities are bound; (c) any statute, law, decree, regulation, or order of any Governmental Authority; (d) any of the leases constituting Transferred Assets or (e) any provision which will result in a default under, or cause the acceleration of the maturity of, any material obligation or loan to which Seller is a party.

Section 6.3  ENFORCEABLE AGREEMENT.

This Agreement has been, and each of the other agreements the execution and delivery of which is contemplated hereby to which the Seller is a party will be at the Closing, duly executed and delivered by Seller and, upon execution and delivery by Purchaser, will be the legal, valid, and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, or similar laws affecting creditors’ rights and remedies or by equitable principles of general applicability.

Section 6.4  BROKER.

All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller and Purchaser, and there has been no participation or intervention by any other Person, firm or corporation employed or engaged by or on behalf of Seller in such a manner as to give rise to any claim against Seller or Purchaser for a brokerage commission, finder’s fee or like commission.

Section 6.5  PERSONAL PROPERTY.

Seller owns, and will convey to Purchaser at the Closing, all right, title, and interest to all of the Personal Property, which constitutes good and marketable title, free and clear of any mortgages, liens, security interests pledges or encumbrances of any kind or nature (“Liens”), other than the Permitted Encumbrances. Except for the Excluded Assets, the Personal Property and other Transferred Assets constitute (or, in the case of certain books and records, provide access to) all of the assets required to conduct the Banking Operations in all material respects as presently conducted, other than such assets relating to human resources, finance, data processing and recording, marketing and similar support services provided to the Nevada Franchise by Seller from offices outside the State of Nevada.

Section 6.6  REAL PROPERTY AND THE LEASED PREMISES.

(a) Except as set forth in Schedule 6.6(a), Seller has good, marketable and insurable fee simple title to the Owned Real Property, free and clear of all Liens and Title Defects, other than any applicable Permitted Encumbrances, and valid leasehold interests in all of the Leased Premises, free and clear of all Liens and Title Defects, other than any applicable Permitted Encumbrances, true and correct addresses of which properties are set forth in Schedules 2.1(a)(1) and 2.1(a)(2)(A) — (B). No such Permitted Encumbrance materially impairs the use of the related Owned Real Property or Leased Premises for the purposes for which it is now operated.

(b) Schedules 2.1(a)(2)(A) and 2.1(a)(2)(B) collectively set forth a true, correct and complete list of each Real Property Lease (including all amendments, modifications, supplements, renewals, extensions, guarantees and other documents and agreements with respect thereto), the Leased Premises demised thereunder (including whether the Leased Premises constitutes a Ground Leased Property) and the lessor of each such Leased Premises. Seller has delivered to Purchaser a true and complete copy of each Real Property Lease (including all amendments, modifications, supplements, renewals, extensions, guarantees and other documents and agreements with respect thereto). Each Real Property Lease is valid, binding and in full force and effect and is enforceable in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity, and, except as set forth on Schedules 2.1(a)(2)(A) and 2.1(a)(2)(B), have not been modified, amended, nor any provision thereof waived and constitute the entire agreement between the lessor and lessee with respect to the Leased Premises so demised. Neither Seller nor, to the Knowledge of Seller, any other party thereto, is or is alleged to be in material violation of or in material default in respect of, nor has there occurred any event or condition which (with or without notice or lapse of time or both) would constitute a material violation of or material default under, any Real Property Lease. None of the parties to any Real Property Lease has given notice of termination of, or is seeking to amend, any Real Property Lease.

(c) There is no lease, license agreement, occupancy agreement or other right of occupancy affecting or relating to an Owned Real Property or Leased Premises with respect to which Seller is the landlord or licensor, either pursuant to the agreement or as successor to any prior landlord or licensor (including all amendments, modifications, supplements, renewals, extensions, guarantees and other documents and agreements with respect thereto) (collectively “Occupancy Agreements”). As of the date of this Agreement, (i) no commission or fee is presently payable (or, with the passage of time, will be payable) with respect to any Occupancy Agreement (or any expansion, extension or renewal right contained therein), and (ii) Seller has not entered into any lease brokerage agreements or lease commission agreements for which commissions may be due and payable following the Closing Date with respect to any Occupancy Agreement (or any expansion, extension or renewal right contained therein).

(d) Except as set forth in Schedule 6.6(d), Seller has not entered into any agreement, option or right of first refusal for the sale, transfer, lease, sublease, assignment or other disposition of any Owned Real Property or any portion thereof, or any Leased Premises or any portion thereof.

(e) No Owned Real Property is comprised of a tax lot that also encompasses property that is not such Owned Real Property.

(f) Except as set forth in Schedule 6.6(f), there is no pending, or, to the Knowledge of Seller, threatened or contemplated condemnation, eminent domain or similar proceeding affecting any Owned Real Property or any portion thereof, or any Leased Premises or any portion thereof. Seller will present to Purchaser, within five days after receipt by Seller, any notice that it receives relating to such a proceeding or any condemnation that relates to the Owned Real Property. To the Knowledge of Seller, there exists no fact or condition that would result in the termination of the existing access to the Owned Real Property or the Leased Premises.

(g) Except as set forth in Schedules 2.1(a)(2)(A), 2.1(a)(2)(B) or 6.6(g), and other than the Assumed Contracts, Seller has not contracted for any service and or made any commitment or obligation therefor that will become binding upon Purchaser relating to the Owned Real Property or any Leased Premises.

(h) Seller did not enter into, and is not, and has not been, a party to, (a) any lease agreement with Fat Land, LLC, as landlord, including, without limitation, the lease referenced in Section 16.01(g) of the Other Facility Lease with respect to Colonial Plaza (Administration and Operations) (the “Colonial Plaza Lease”), or (b) any lease agreement with respect to any portion of the Plaza (as defined in the Colonial Plaza Lease) other than the Colonial Plaza Lease.

Section 6.7  CONDITION OF PROPERTY.

Except as expressly set forth herein, (a) Purchaser is expressly purchasing the Owned Real Property and accepting the Leased Premises (and taking assignments of and assuming the Real Property Leases) in their respective existing condition “AS IS, WHERE IS, AND WITH ALL FAULTS” with respect to any and all facts, circumstances, conditions and defects (other than with respect to repair obligations of Seller arising after the date hereof and on or prior to the Effective Time); (b) Seller has no obligation to repair or correct any such facts, circumstances, conditions or defects or to compensate Purchaser for same; (c) Seller has specifically bargained for the assumption by Purchaser of all responsibility to inspect and investigate the Owned Real Property and the Leased Premises and of all risk of adverse conditions; and (d) Purchaser will have prior to the Closing undertaken all such physical inspections and examinations of the Owned Real Property and the Leased Premises as Purchaser deems necessary or appropriate as to the condition of the Owned Real Property and the Leased Premises. Except as expressly set forth herein, Seller has made no representation or warranty and shall have no liability to Purchaser (and Purchaser hereby waives any right to recourse against Seller) with respect to the conditions of the soil, improvements or fixtures included in the Owned Real Property or Leased Premises, the existence or nonexistence of Hazardous Substances, any past use of the Owned Real Property or the Leased Premises, the economic feasibility of the Owned Real Property and the Leased Premises, the Owned Real Property’s and Leased Premises’ compliance or noncompliance with all laws, rules or regulations affecting the Owned Real Property and the Leased Premises, or any other aspect of the Owned Real Property or the Leased Premises.

Section 6.8  LABOR MATTERS; EMPLOYEES; BENEFIT PLANS.

(a) There is no collective bargaining agreement, contract or other agreement or understanding with a labor organization of any type with respect to the Nevada Franchise, nor is the Seller the subject of any material proceeding asserting it has committed an unfair labor practice in violation of the National Labor Relations Act or any other similar or comparable state law or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is any such proceeding threatened, nor is there any strike or material labor dispute pending or threatened with respect to the Nevada Franchise. Seller has no Knowledge of any effort during the past three years involving any Person seeking to certify a collective bargaining unit or engaging in any other union organizational activity with respect to the Nevada Franchise.

(b) There are no material issues or problems in connection with the relationship of the Seller and employees of the Nevada Franchise.

(c) Schedule 6.8(c) contains a complete and accurate list in all respects of all employees of Seller (or one of its Affiliates) at or primarily in support of the Nevada Franchise who work from the Owned Real Property or Leased Premises, including without limitation, all managers, sales, service, support, tellers, processors, technicians, clerks and assistants employed at the Branches other than the Excluded Employees (collectively, the “Employees”), their positions, their business locations, their annual/weekly/hourly rates of compensation, average scheduled hours per week and their status as full or part-time and active or on leave as of the date of this Agreement (which Schedule Seller shall modify on or prior to the tenth day prior to the Closing Date to include any such changes to the Employees made with Purchaser’s prior written consent in accordance with Section 8.3(b)(i)).

(d) Schedule 6.8(d) lists and Seller has provided to Purchaser true and correct copies of each employee benefit plan, program or other arrangement providing benefits to any Employee or any beneficiary or dependent thereof that is or was sponsored or maintained by Seller or any of its ERISA Affiliates or to which Seller or any of its ERISA Affiliates contributes, has contributed or is obligated to contribute, or has any liability (including contingent liability) including without limitation any employee welfare benefit plan within the meaning of §3(1) of ERISA, any employee pension benefit plan within the meaning of §3(2) of ERISA (in each case, whether or not such plan is subject to ERISA) and any bonus, incentive, pension, profit sharing, retirement, deferred compensation, vacation, stock purchase, stock option, phantom stock, stock ownership, equity-based, severance, employment agreement, change of control, fringe benefit, health benefit, hospitalization or medical plan, program or policy (whether oral or written) (collectively, the “Benefit Plans”).

(e) Seller’s 401(k) Plan and Seller’s Pension Plan are in compliance in all material respects with applicable law. Seller has received a favorable determination letter from the IRS with respect to each plan intended to be qualified within the meaning of Section 401(a) of the Code, and nothing has occurred that would cause the loss of such qualification. Seller’s Pension Plan was frozen as of December 31, 2005, and no accumulated funding deficiency (as defined in §412 of the Code) has been incurred. No reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur. None of Seller’s properties or assets is subject to any lien arising under Section 302(f) of ERISA or Section 412 of the Code, and no fact or condition exists which could give rise to any such lien. No complete or partial termination has occurred within the five years preceding the date hereof. Except as set forth on Schedule 6.8(e), as of the last day of the last plan year of the Seller’s Pension Plan, and as of the Closing Date, the “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA did not and will not exceed zero.

(f) No fact or condition exists and no liability has been incurred by or is expected to be incurred by Seller or any of its ERISA Affiliates that could subject Purchaser to liability under Title IV of ERISA, §301 of ERISA, §§412, 4971 or 4975 of the Code or COBRA.

(g) Seller does not contribute to, and has not contributed to or been obligated to contributed to and no ERISA Affiliate within the last six years has contributed to or been obligated to contribute to any “multiemployer plan” (as defined in §3(37) of ERISA).

(h) Seller is in compliance in all material respects with all legal requirements relating to the employment of employees of the Nevada Franchise, including in all material respects with respect to affirmative action, employment discrimination, equal pay, wages and hours and there are no complaints, charges, grievances, inquiries or investigations or claims against Seller pending or, to the Knowledge of Seller, threatened in any forum in respect thereof. To Seller’s Knowledge, no employee or agent of Seller has committed any act or omission giving rise to material liability for any violation or breach of any law, regulation or contract with respect to the Nevada Franchise.

(i) The Benefit Plans are in compliance with all applicable requirements of ERISA, the Code and other applicable laws and have been administered in accordance with their terms and such laws. There are no pending or, to Seller’s Knowledge, threatened claims, suits, audits or investigations related to any Benefit Plan (other than non-material routine claims for benefits by employees or their dependents).

(j) Except as set forth on Schedule 6.8(j), the consummation of the transactions contemplated by this Agreement (alone or in connection with any subsequent event, including a termination of employment) will not (i) accelerate the vesting or payment of any economic benefit provided or made available to Employees or any ERISA Affiliate; (ii) increase the amount of any economic benefit provided or made available to Seller’s Employees or any ERISA Affiliate; or (iii) accelerate or increase the funding obligation of Seller or any ERISA Affiliate with respect to any benefit plan. No amount that has been received or could be received (whether in cash or property, or the vesting of property), as a result of the consummation of the transaction contemplated by this Agreement by any employee, officer, director, or other service provider of the Seller or any Affiliate who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Benefit Plan or otherwise could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(k) Neither Seller nor any of its ERISA Affiliates has any obligations under any Benefit Plan, or otherwise, to provide post-termination health or welfare benefits of any kind to any Employee (or any of their dependants), except as specifically required under COBRA.

(l) With respect to each Benefit Plan and the Seller’s Pension Plan, all required or recommended (in accordance with past practices) payments, premiums, contributions, distributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Closing Date shall have been made or properly accrued.

Section 6.9  CERTAIN CONTRACTS.

Each of the material Assumed Contracts is valid and subsisting and in full force and effect in accordance with its terms, and Seller (and, to the Knowledge of Seller, all other parties thereto) has performed in all material respects all obligations required to be performed by Seller (or such other party, as applicable) thereunder; and no condition exists which constitutes or, with notice, or lapse of time, or both, would constitute a default thereunder on the part of Seller, or, to the Knowledge of Seller, on the part of any of the other parties to any thereof. Except as set forth on Schedule 6.9, no consent or approval from, or notice to, any third party is required in connection with Seller’s assignment and transfer of the material Assumed Contracts or Purchaser’s assumption thereof.

Section 6.10  LOANS.

(a) Seller has (and will, at the Closing, have) full power and authority to hold each Assigned Loan, and has (and will, at the Closing have) good and marketable title to the Assigned Loans, free and clear of any Lien. Seller is authorized to sell and assign the Assigned Loans to Purchaser and, upon assignment made pursuant to the terms of this Agreement, Purchaser will have the rights of Seller with respect to the Assigned Loans in accordance with the terms and conditions thereof.

(b) Each Assigned Loan (such term to include, for purposes of this paragraph, the principal documents relating in any way to such Assigned Loans, including notes, mortgages, security instruments, and guarantees) was originated and has been administered in conformity in all material respects and complies with applicable laws and regulations (including the Truth in Lending Act of 1968, as amended) and with Seller’s customary practices and procedures as to pricing, underwriting and charge-offs. The principal balance of each Assigned Loan as shown on Seller’s books and records is true and correct as of the last day shown thereon. Seller’s books and records with respect to the Loans contain true and correct copies of all principal documents relating in any way to such Loans, including all notes, mortgages, security instruments, and guarantees, in each case an amended and copies of which have been provided or made available to Purchaser. Seller has complied in all material respects with all of its obligations under the Assigned Loans and each Assigned Loan represents the valid and binding obligation of the obligor(s) thereunder, enforceable by the holder thereof in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, (ii) the availability of equitable remedies may be limited by equitable principles of general applicability and (iii) such modifications to the terms thereof as may be required pursuant to the Soldiers and Sailors Relief Act of 1940, as amended.

(c) Each Assigned Loan that is secured by collateral is secured by a perfected mortgage or security interest in such collateral in favor of Seller as mortgagee or secured party, which mortgage or security interest is not subject to any other superior or pari passu mortgage or security interest or, to Seller’s Knowledge, any other senior or pari passu Lien, in favor of any other Person except as set forth in the Seller’s books and records. No collateral has been released from the lien granted to Seller, unless approved by Seller and documented in its files.

(d) No Assigned Loan is (and, at the Closing, no Assigned Loan will be) the subject of any pending or, to the Knowledge of Seller, threatened, litigation or adverse claims against Seller or by Seller against any other borrower or third party.

(e) Except as may be otherwise specifically set forth in this Agreement, all Assigned Loans (such term to include, for purposes of this paragraph, the principal documents relating in any way to such Assigned Loans, including notes, mortgages, security instruments, and guarantees) transferred to Purchaser hereunder are transferred “AS IS, WHERE IS,” no warranties or representations whatsoever, except as may be expressly represented or warranted in this Agreement.

Section 6.11  DEPOSIT LIABILITIES.

The Deposit Liabilities are insured by the FDIC to the fullest extent permitted by federal law and no action is pending or has been threatened by the FDIC against Seller with respect to the termination of such insurance, and all premiums and assessments required to be paid in connection therewith have been paid when due by Seller. The Deposit Liabilities were opened, extended or made, and have been maintained, in all material respects in accordance with all applicable federal, state and local laws, regulations, rules and orders. The Deposit Liabilities (i) are in all respects genuine and enforceable obligations of Seller and (ii) except as set forth in Schedule 6.11 were acquired in the ordinary course of Seller’s business.

Section 6.12  BOOKS, RECORDS, DOCUMENTATION, ETC.

The books and records being transferred to Purchaser hereunder are complete, correct and accurate in all material respects, have been maintained in a consistent and a customary manner in accordance with good business practices, and are in compliance in all material respects with all applicable laws and regulations. The deposit- and lending-related forms, notices, statements, and related documentation, as well as Seller’s policies, procedures, and practices with respect thereto, used in connection with the Banking Operations comply in all material respects with applicable federal and state laws and regulations.

Section 6.13  LITIGATION AND REGULATORY PROCEEDINGS.

Except as set forth in Schedule 6.13, there is no material action, cause of action, complaint, claim, suit or proceeding, pending or, to Seller’s Knowledge, threatened, against Seller and affecting the Transferred Assets or Transferred Liabilities, whether at law or in equity or before or by a Governmental Authority. No Governmental Authority has notified Seller that it would oppose or not approve or consent to the transactions contemplated by this Agreement and Seller knows of no reason for any such opposition, disapproval or lack of consent. Seller is not a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of depository institutions, which would reasonably be expected to adversely affect the ability of Purchaser to acquire or own the Transferred Assets, assume the Transferred Liabilities or conduct the Banking Operations after the Closing Date. Seller has not been advised by any such agency or authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter, or submission.

Section 6.14  TAX MATTERS.

Except as set forth in Schedule 6.14, Seller has paid or will have paid prior to the Closing all federal, state and local taxes required to be paid by Seller, the non-payment of which could result in a Lien upon any of the Transferred Assets or could result in Purchaser becoming liable or responsible for such Lien. Seller has filed all real property and personal property tax returns relating to the Transferred Assets and has paid all taxes shown as due thereon. Seller has not used a method of accounting with respect to the Nevada Franchise that defers the recognition of income for tax purposes beyond the time of receipt of a cash payment or of the arising of an account receivable in favor of Seller. Seller is not a foreign person within the meaning of section 897 of the Code. Seller has fully complied with all statutes and regulations with respect to the accounting for and paying over of unclaimed or abandoned funds relating to the Nevada Franchise. No tax authority of a jurisdiction in which the Seller does not file tax returns relating to the Nevada Franchise has questioned whether, or asserted that, the Seller may be obligated to file tax returns with respect to the Nevada Franchise in that jurisdiction.

Section 6.15  CONSENTS AND APPROVALS.

Except for required Regulatory Approvals and third Person consents set forth on Schedule 6.15, no consent, approval, filing or registration with any third party or any public body, agency or authority are required in connection with Seller’s consummation of the transactions contemplated by this Agreement, other than as may be required as a result of any fact or circumstance relating solely to Purchaser.

Section 6.16  ENVIRONMENTAL LAWS.

(a) Seller has provided to Purchaser true and correct copies of all environmental studies, reports and audits in Seller’s possession related to the Owned Real Property and the Leased Premises.

(b) Except as disclosed in Schedule 6.16:

(1) Except in compliance with applicable Environmental Laws, and in concentrations which would not be reasonably likely to result in an obligation of Seller to report to a regulatory agency, investigate or remediate any environmental condition at the Owned Real Property or Leased Premises, there are no Hazardous Substances located in, on, over, under or at the Owned Real Property or Leased Premises. Except in compliance with applicable Environmental Laws, no portion of the Owned Real Property or Leased Premises is being used, has been used by Seller, or, to Seller’s knowledge, has been used by any other person, entity or organization for the purpose of or in any way involving the manufacture, processing, use, generation, release, discharge, spilling, emission, dumping, disposal, storage, treatment, processing or other handling of Hazardous Substances at, on, under or from the Owned Real Property or Leased Premises.

(2) The Nevada Franchise and Seller’s operations at the Owned Real Property and Leased Premises are in material compliance with all applicable Environmental Laws. To Seller’s Knowledge, the Owned Real Property and Leased Premises have at all times during Seller’s operations been in material compliance with all applicable Environmental Laws. To Seller’s Knowledge, there are no conditions resulting or arising from Seller’s operations or otherwise existing at the Owned Real Property or Leased Premises that have resulted in, or which with the giving of notice or the passage of time or both, could reasonably be expected to result in any liability or obligation, arising under Environmental Laws, of the Seller or the Nevada Franchise. Seller has not received any written notice of any actual or threatened liability or obligation arising under Environmental Laws and relating to the Owned Real Property or Leased Premises or the conduct of the Nevada Franchise.

(3) Seller has all material permits, licenses, authorizations and approvals necessary for the conduct of the Nevada Franchise and for the operations on, in or at the Owned Real Property and Leased Premises which are required under applicable Environmental Laws (collectively, the “Environmental Permits”). Seller, the Nevada Franchise, the Owned Real Property and Leased Premises are in material compliance with the terms and conditions of all such Environmental Permits.

(4) None of the matters disclosed in Schedule 6.16, individually or in the aggregate, is reasonably likely to have a material adverse affect on the Nevada Franchise, Owned Real Property or Leased Premises.

Section 6.17  CERTAIN INTELLECTUAL PROPERTY; PRIVACY.

(a) Seller’s practices with respect to the collection, storage, use and transfer of all personally identifiable information relating to the Nevada Franchise are and have always been in compliance in all material respects with (i) Seller’s then current privacy policies, and (ii) all applicable privacy, security and data storage laws and regulations. Seller has not received a notice of noncompliance relating to this Section 6.17.

(b) Seller has taken commercially reasonable measures to maintain and protect the confidential nature of personally identifiable information.

(c) Neither Seller nor any of its Affiliates owns or uses any proprietary software in connection with the operation of the Nevada Franchise.

(d) Seller’s use of the name “Interwest Mortgage” is lawful and does not infringe, misappropriate, violate or conflict with the rights of any third party.

Section 6.18  COMMUNITY REINVESTMENT COMPLIANCE.

Seller is in compliance in all material respects with the applicable provisions of the CRA and has received a CRA rating of “satisfactory” in its most recent exam under the CRA. Seller has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in Seller failing to be in compliance in all material respects with such provisions or having its current rating lowered.

Section 6.19  DEPOSIT AND LOAN DATA.

The amount, rate and accrued interest on Deposits and Loans as of June 30, 2009, and the past-due status of Loans as of June 30, 2009, provided by Seller to Purchaser in connection with the transactions contemplated by this Agreement was complete and accurate in all material respects as of the date so provided based on Seller’s books and records and the internal accounting procedures of Seller consistently applied.

Section 6.20  CERTAIN INFORMATION.

The information set forth in Schedule 6.20 relating to “direct non-interest income” and “direct non-interest expenses” as of March 31, 2009, was complete and accurate in all material respects as of such date based on Seller’s books and records and internal accounting policies of Seller.

Section 6.21  COMPLIANCE WITH LAWS.

The Banking Operations have been conducted, and are, in compliance in all material respects with all federal, state and local laws, regulations, and ordinances applicable thereto and neither the Seller nor any of its Affiliates has received any notices of any violation or alleged violation of any federal, state and local laws, regulations, and ordinances. Schedule 6.21 lists each consent, license, permit, grant or other authorization issued to Seller or any Employee or Excluded Employee by a Governmental Authority (i) pursuant to which Seller currently operates or holds any interest in any of its properties that constitute Transferred Assets or (ii) that is required for the operation of the Nevada Franchise as currently conducted (collectively, the “Permits”). The Permits are in full force and effect and Seller is in material compliance with the terms and conditions of all Permits.

Section 6.22  AFFILIATE TRANSACTIONS

Except as set forth on Schedule 6.22(a), none of the officers and directors of any Seller and, to Seller’s Knowledge, none of the Key Employees or any member of the immediate families of any such officer, director, or Key Employee, is a party to, or to Seller’s Knowledge, otherwise directly or indirectly interested in, any agreement, contract or transaction that constitutes a Transferred Asset or a Transferred Liability or by which any of the Transferred Assets may be bound or affected, except for (a) normal compensation for services as an officer, director or Key Employee and (b) normal and customary banking services generally offered to all employees. To Seller’s Knowledge, except as set forth on Schedule 6.22(b), none of such officers, directors, or Key Employees or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property Rights) that is used in, or that relates to, the Nevada Franchise. “Key Employee” means any Employee or Excluded Employee whose annual base salary is more than $110,000.

Section 6.23  [INTENTIONALLY OMITTED].

Section 6.24  [INTENTIONALLY OMITTED].

Section 6.25  LIMITATION OF REPRESENTATIONS AND WARRANTIES.

Except as is expressly represented or warranted in this Agreement, neither Seller nor any Affiliate of Seller makes any representation or warranty whatsoever with regard to any asset being transferred to Purchaser or any liability or obligation being assumed by Purchaser or as to any other matter or thing.

Article VII.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The parties acknowledge and agree that the Regulatory Approvals are required in order to permit Purchaser to assign its rights hereunder to a FDIC insured Nevada chartered bank that will consummate the transactions contemplated hereby, including, but not limited to, approval of the Purchaser’s acquisition of the FDIC-insured, Nevada-chartered bank prior to the Effective Time. Subject to the foregoing, Purchaser represents and warrants to Seller as follows:

Section 7.1  CORPORATE ORGANIZATION; CORPORATE AUTHORITY.

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Purchaser has the corporate power and authority corporate power to own its properties and to conduct its business as currently being conducted, execute and deliver this Agreement and related documents and, subject to the receipt of the Purchaser Stockholder Approval, effect the transactions contemplated herein. Except for the Purchaser Stockholder Approval, no further corporate authorization is necessary for Purchaser to consummate the transactions contemplated hereunder.

Section 7.2  NO VIOLATION.

Assuming receipt of the required approvals referenced under Section 7.6 and the Purchaser Stockholder Approval, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate or conflict with or result in any material violation of or material default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in the imposition or creation of any Lien upon any material assets of the Purchaser under (a) the charter or bylaws of Purchaser, (b) any material agreement or any other material restriction of any kind to which Purchaser is a party or by which Purchaser is bound, (c) any statute, law, decree, regulation or order of any Governmental Authority, or (d) any material provision which will result in a default under, or cause the acceleration of the maturity of, any material obligation or loan to which Purchaser is a party.

Section 7.3  ENFORCEABLE AGREEMENT.

This Agreement has been, and each of the other agreements the execution and delivery of which is contemplated hereby to which the Purchaser is a party will be at the Closing, duly executed and delivered by Purchaser and, upon execution and delivery by Seller, will be the legal, valid, and binding agreement of Purchaser, enforceable in accordance with its terms, except may be limited by bankruptcy, insolvency, or similar laws affecting creditors’ rights and remedies or by equitable principles of general applicability.

Section 7.4  NO BROKER.

Except as set forth in Schedule 7.4, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser and Seller and there has been no participation or intervention by any other Person, firm, or corporation employed or engaged by or on behalf of Purchaser in such a manner as to give rise to any claim against Seller or Purchaser for a brokerage commission, finder’s fee, or like commission.

Section 7.5  LITIGATION AND REGULATORY PROCEEDINGS.

There is no material action, cause of action, complaint, claim, suit or proceeding, pending or, to Purchaser’s Knowledge, threatened, against Purchaser, whether at law or in equity or before or by a Governmental Authority. No Governmental Authority has notified Purchaser that it would oppose or not approve or consent to the transactions contemplated by this Agreement, and Purchaser has no Knowledge of any fact or circumstance that would reasonably be likely to provide a basis for any such opposition, disapproval or lack of consent. Neither Purchaser nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of depository institutions, nor has Purchaser been advised by any such agency or authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case which, individually or in the aggregate, would materially and adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

Section 7.6  CONSENTS AND APPROVALS.

Except for required Regulatory Approvals set forth in Schedule 7.6, no consent, approval, filing or registration with any third Person or any public body, agency or authority are required of Purchaser in connection with Purchaser’s consummation of the transactions contemplated by this Agreement, other than what may be required as a result of any fact or circumstance relating solely to Seller. Purchaser has no reason to believe that it will not be able to obtain all required Regulatory Approvals in a prompt and timely manner.

Section 7.7  REGULATORY CAPITAL AND CONDITION.

To Purchaser’s Knowledge, there is no reasonable basis for Purchaser to believe that it will be unable to obtain the required Regulatory Approvals for the transactions contemplated by this Agreement as a result of its regulatory capital requirements. As of the date of this Agreement, there is no pending or threatened legal or governmental proceeding against Purchaser or any Affiliate that would affect Purchaser’s ability to obtain the required Regulatory Approvals or satisfy any of the other conditions required to be satisfied in order to consummate any of the transactions contemplated by this Agreement.

Section 7.8  FINANCING.

Purchaser will have not later than the close of business on the day prior to the Effective Time sufficient funds available to consummate the transactions contemplated hereby, including funds to make any payment pursuant to Section 2.2.

Section 7.9  INTENTIONALLY OMITTED.

Section 7.10  PURCHASER’S KNOWLEDGE AND EXPERIENCE.

As a result of its due diligence investigation and general experience and industry knowledge, Purchaser is knowledgeable about the Transferred Assets, the Transferred Liabilities, and the business and operations of the Nevada Franchise. Purchaser has such knowledge and experience in financial and business matters and specifically the banking industry and the Banking Operations of the Nevada Franchise that Purchaser is capable of evaluating the merits and risks of such purchase. Notwithstanding the foregoing, nothing shall limit Purchaser’s ability to rely on the representations and warranties made to it by Seller or any of its representatives in this Agreement or any Related Document.

Article VIII.

OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE TIME

Section 8.1  FULL ACCESS.

(a) Until the Closing Date, Seller shall afford to the officers and authorized representatives of Purchaser, upon prior notice and subject to Seller’s normal security requirements, commercially reasonable access to the properties, books, and records pertaining to the Banking Operations, specifically including but not limited to all books and records relating to the Deposit Liabilities, the Loans, the Owned Real Property, the Leased Premises, the Personal Property and the Financial Statements, in order that Purchaser may have full opportunity to conduct a pre-closing audit of the Loans and make reasonable investigations and to engage in operational planning, at reasonable times, without materially interfering with the normal conduct of the Banking Operations or the affairs of Seller. Seller will cooperate with Purchaser to the extent reasonably requested and legally permissible to provide Purchaser with information about Employees and a reasonable opportunity to meet with Employees; provided, however, that Seller shall control the timing and manner of all of Purchaser’s contacts with Employees and Purchaser shall not initiate contact with Employees without the express consent of Seller, which consent shall not be unreasonably withheld or delayed. Nothing in this Section shall require Seller to provide access to or disclose information where such access or disclosure would violate the rights of customers, including any privacy law, result in the loss of any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Between the date hereof and the Closing Date, the parties shall meet on a weekly basis to discuss matters relating to the Banking Operations (including credit quality and related issues), customer communications, employee matters and other issues relating to the Nevada Franchise and the transactions contemplated hereby to the extent permitted by applicable law. In addition, Seller shall provide to Purchaser weekly reports regarding the Loans and Deposits, as well as weekly asset quality reports as reasonably requested by Purchaser, including but not limited to watch loans, past due reports, non-performing assets, charge-offs, risk rating distribution, portfolio growth, industry and product concentrations and composition, and changes to off-balance sheet exposures.

(c) Any information discovered, disclosed or revealed pursuant to Section 2.8, 2.9, or 2.13, Article IV, or this Section, or otherwise disclosed in connection with entering into or performing the covenants and agreements contemplated under this Agreement, shall be subject to the provisions of the Confidentiality Agreement.

(d) Seller will and will use commercially reasonable efforts to cause its auditors, PriceWaterhouseCoopers, to (a) continue to provide Purchaser and its advisors access to all of the Seller’s information used in the preparation of the Financial Statements and (b) cooperate fully with any reviews performed by Purchaser or its advisors of any such financial statements or information.

Section 8.2  APPLICATION FOR APPROVAL.

(a) As soon as practicable following the execution of this Agreement, and, in any event, within 30 days of the date of this Agreement, Purchaser shall have prepared and have filed applications and notices relating to the Regulatory Approvals applicable to Purchaser. Purchaser will process such applications as promptly as reasonably practicable and provide Seller promptly with a copy of such applications as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence, and other documents with respect thereto, and to use its commercially reasonable best efforts to obtain all such Regulatory Approvals. Purchaser shall promptly notify Seller upon receipt by Purchaser of notification that any application provided for hereunder has been accepted or denied. Seller shall provide such cooperation and information reasonably requested by Purchaser in connection with Purchaser’s compliance with the requirements of the applicable regulatory authorities.

(b) As soon as practicable following the execution of this Agreement, and, in any event, within 30 days of the date of this Agreement, Seller shall have prepared and have filed applications and notices relating to the Regulatory Approvals applicable to Seller. Seller will process such applications as promptly as reasonably practicable and provide Purchaser promptly with a copy of such applications as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence, and other documents with respect thereto, and to use its best efforts to obtain all such Regulatory Approvals.

(c) The parties shall use their commercially reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry relating to the Regulatory Approvals, including but not limited to Seller and Purchaser cooperating and using commercially reasonable best efforts to make, on a timely basis, all registrations, filings and applications with, give all notices to, and obtain any approvals, orders, qualifications and waivers from a Governmental Authority necessary for the consummation of the transactions contemplated hereby; provided, however, that, except as otherwise set forth herein, neither Seller or any of its Affiliates nor Purchaser or any of its Affiliates shall be required to commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any Person in connection with any such registration, filing, application, notice, approval, order, qualification or waiver, (ii) subject to applicable law, permit the other party to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication (or other correspondence or memoranda) between it and any Governmental

Authority, provided that either party may exclude any information it believes in good faith to be confidential, and (iii) promptly inform each other of and supply to such other party any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the FDIC, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Nevada FID and any other state agency governing financial institutions or any other Governmental Authority, in each case regarding any of the transactions contemplated hereby, provided that either party may exclude any information it believes in good faith to be confidential.

(d) In furtherance and not in limitation of the parties obligations hereunder, if any objection is asserted with respect to the transactions contemplated hereby under any antitrust or competition law, Purchaser will use its commercially reasonable best efforts to resolve any antitrust concerns, federal, state, foreign or private, obtain all Regulatory Approvals and obtain termination of any applicable waiting periods and the termination of any outstanding federal or state judicial or administrative orders prohibiting the Closing so as to permit the prompt completion of the transactions contemplated hereby, including selling, holding separate or otherwise disposing of or conducting its business and the business of the Nevada Franchise in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct its business and the business of the Nevada Franchise in a specified manner, or permitting the sale, holding separate or other disposition of, any of the Transferred Assets or Transferred Liabilities or any assets or liabilities of Purchaser, or any combination of the foregoing, or such other required action (any such actions, “Regulatory Actions”).

(e) The parties acknowledge and agree that the transactions contemplated by this Agreement are exempt from the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) pursuant to 15 U.S.C. § 18a(c)(7) as a transaction subject to Federal Reserve approval under 12 U.S.C. § 1842.

Section 8.3  CONDUCT OF BUSINESS.

Except as provided in this Agreement or as may otherwise be agreed upon by Purchaser, (a) Seller will continue to conduct the Banking Operations (including Deposit and Loan pricing) until the Closing in the ordinary course of business consistent with past practices, and (b) Seller shall not:

(i) (x) increase or agree to increase the salary, remuneration, severance or compensation of, or accrue or pay any bonus to, any Employee (other than (1) normal individual increases in salary, bonuses, remuneration, or compensation to Employees whose annual base salary is less than $100,000 in the ordinary course of business consistent with past practice, (2) increases or payments required pursuant to agreements outstanding on the date hereof, including pursuant to any existing severance, retention or bonus program, and (3) any other changes to the extent required by applicable law), or (y) hire or engage any Employees, consultants or contractors, or encourage any Employees, consultants or contractors to resign from Seller or any of its subsidiaries, or promote any Employees or change the employment status or titles of any Employees.

(ii) sell, lease, transfer, assign, encumber or otherwise dispose of or enter into any contract, lease, agreement or understanding to sell, lease, transfer, assign, encumber, subject to a Lien or dispose of, any of the Transferred Assets;

(iii) make or agree to make any material improvement to any Owned Real Property or Leased Premises, except with respect to commitments for such made prior to the date hereof and set forth on Schedule 8.3(b)(iii) and for normal maintenance or refurbishing made in the ordinary course of business;

(iv) file any application or give any notice to relocate or close any Branch or ATM or relocate or close or, absent an emergency situation requiring such action, suspend operations at any Branch or ATM (in which event such suspension shall be permitted only for the duration of such emergency);

(v) subject to Section 4.6, amend, terminate or extend in any material respect any Real Property Lease, Personal Property Lease, Software License or Assumed Contract without the prior written consent of Purchaser (other than to the extent any amendment is required to transfer any Personal Property Lease, Software License or Assumed Contract to Purchaser pursuant to Article II and, in the case of a termination that is the result of the expiration of the term pursuant to the terms of such agreement);

(vi) take, or permit any Affiliate to take, any action impairing in any material respect Seller’s rights in any Deposit Liabilities or Transferred Assets, waive any material right, whether in equity or at law, that it has with respect to any such Loan or Pipe-Line Loan (other than collection and work-out procedures undertaken in accordance with Seller’s normal and customary practices relating thereto), or amend, terminate or extend any Loan or Pipe-Line Loan;

(vii) knowingly take, or permit any Affiliate to knowingly take, any action or knowingly fail to take, or permit any Affiliate to knowingly fail to take, any action that is intended to or is reasonably likely to cause any of the representations or warranties set forth in Article VI to be or become untrue;

(viii) increase its pricing on Deposits such that its rates exceed commercially reasonable rates paid in the counties included within the Nevada Franchise;

(ix) fail to follow Seller’s normal and customary practices and procedures regarding loan pricing, underwriting and recognition of charge-offs in a manner consistent with past practice;

(x) enter into, renew, modify or revise any agreement or transaction relating to the Banking Operations with any of its Affiliates;

(xi) fail to maintain the Transferred Assets in substantially their current state of repair, excepting normal wear and tear, or fail to replace consistent with Seller’s past practice inoperable, worn-out or obsolete or destroyed Transferred Assets;

(xii) make any changes in the accounting or tax principles, practices or methods used by the Seller or the application of those methods or principles, or any change in reserve amounts or policies; or

(xiii) agree with, or commit to, any Person to do any of the things described in the foregoing (i) through (xii) except as permitted hereunder.

Section 8.4  NO SOLICITATION OF CUSTOMERS BY PURCHASER PRIOR TO CLOSING.

Except as contemplated by this Agreement, at any time prior to the Closing Date, Purchaser will not, and will not permit any of its Affiliates, if any, to conduct any mass marketing or other form of solicitation, which is specifically targeted to induce customers whose Deposit Liabilities are to be assumed or whose Loans are to be acquired by Purchaser pursuant to this Agreement to discontinue or limit their account relationships with Seller or to conduct any media or customer solicitation activities outside of the ordinary course of business of Purchaser, consistent with past practice, which are specifically targeted to induce any such customers to discontinue or limit any such relationships, it being understood and agreed that the foregoing is not intended to prohibit general advertising or solicitations directed to the public generally or other similar activities conducted in the ordinary course of business of Purchaser, consistent with past practice.

Section 8.5  NO SOLICITATION BY SELLER.

For a period of one year following the Effective Time, Seller will not (a) establish a branch deposit and loan business in Nevada (the “Restricted Territory”) or (b) directly or indirectly, solicit deposits or loans, from customers whose Deposit Liabilities and/or Loans are assumed or acquired by Purchaser pursuant to this Agreement, except (i) as may occur in connection with mass media advertising and other forms of solicitations directed to the public generally outside of Nevada; (ii) to Persons who have a banking, lending or other business relationship outside of the Nevada Franchise with Seller or any of its Affiliates, and (iii) to Persons who have a banking, lending or other business relationship through any of Seller and its Affiliates’ operations outside the Restricted Territory that are not included as part of the Transferred Assets. The foregoing restrictions shall not prohibit Seller or any of its Affiliates from (A) engaging in the Restricted Territory in the lines of business excluded from the Transferred Assets, (B) extending credit to or accepting deposits from any Person in connection with the banking business outside of the Restricted Territory of Seller or any of its Affiliates, and (C) any presence or activities of Seller in the Restricted Territory in connection with deposit liabilities that were a part of the Nevada Franchise prior to the Effective Time and not assumed by Purchaser. It shall not be a violation of this Section to take deposits or make loans where such deposits and/or loans have not been solicited in violation of this Section. In addition, the restrictions contained in this Section shall not be binding upon or apply to any Person who merges, consolidates, or otherwise becomes affiliated with Seller, or any of such Persons’ Affiliates or successors, as a result of a business combination transaction with or acquisition of or by Seller or any of its Affiliates, if such transaction was not undertaken for the primary purpose of re-entering the retail and corporate branch banking business in the Restricted Territory.

Section 8.6  EFFORTS TO CONSUMMATE; FURTHER ASSURANCES.

The parties will use all commercially reasonable best efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to Closing. In furtherance of the foregoing, Seller shall use commercially reasonable best efforts to obtain evidence of the release contemplated by Section 10.7. BancGroup and Seller shall, and shall cause any of their respective Affiliates to, execute any agreement, instrument, certificate or other document and take any other action required to consummate the transactions contemplated hereby. After the Effective Time, BancGroup and Seller will, and will cause their respective Affiliates to, duly execute and deliver such assignments, bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer as shall at any time be necessary or appropriate to vest in Purchaser the full legal and equitable title to the Transferred Assets.

Section 8.7  FEES AND EXPENSES.

Unless expressly stated to the contrary in this Agreement, each of Seller and Purchaser will assume and pay for the expenses it incurs with respect to the purchase and sale of the Transferred Assets and the assumption of the Transferred Liabilities under this Agreement, including, without limitation, its own attorneys’ and accountants’ fees and expenses; provided, however, that (a) Purchaser shall be responsible for all fees and expenses associated with the application process for the Regulatory Approvals applicable to Purchaser, (b) Seller shall be responsible for all fees and expenses associated with the application process for the Regulatory Approvals applicable to Seller, (c) Seller shall pay all fees and expenses incurred in connection with obtaining the consents and approvals of other third Persons, such as lessors under the Real Property Leases, (d) Seller shall be responsible for the costs of providing the Title Commitment, (e) Seller shall be responsible for the costs, charges and expenses relating to all title examinations, title search fees, surveys, (f) Purchaser shall be responsible for the costs, charges and expenses relating to title insurance (including but not limited to premiums and the costs of any endorsements), (g) Purchaser and Seller shall share equally the costs and expenses of documentary stamp taxes, intangible taxes, including, without limitation, software license and transfer fees, recording fees, transfer fees, sales and use and other transfer taxes; provided, however that any such costs and expenses that are payable or arise as a result of any transfer or assignment to Seller in order to clarify chain of title shall be borne solely by Seller, and (h) Purchaser shall be responsible for all costs and expenses associated with the transfer or perfection of any security interests or liens securing Loans and related motor vehicles transferred hereunder.

Section 8.8  THIRD PERSON CONSENTS.

(a) Seller shall use its commercially reasonable best efforts to obtain any consents to the assignment of the Transferred Assets required under the terms thereof in connection with the consummation of the transactions contemplated hereby. If any such required consent for any Real Property Lease shall not have been obtained prior to the Closing and such receipt of such consent has been waived, in writing, by Purchaser, then, notwithstanding any other provision hereof, the applicable Real Property Lease shall not be assigned to Purchaser at Closing (and the Purchase Price and the Closing Date Payment Amount shall be reduced by the Net Book Value thereof at the Closing) but all other Transferred Assets and Transferred Liabilities associated with the relevant Leased Premises shall nevertheless be transferred to Purchaser at the Closing and the parties shall negotiate in good faith and Seller and Purchaser shall use commercially reasonable best efforts to make alternative arrangements reasonably satisfactory to Purchaser and Seller that provide Purchaser, to the maximum extent reasonably possible, the benefits and obligations of the underlying Leased Premises in a manner that does not violate the applicable Real Property Lease (for the same cost to Purchaser as would have applied to Purchaser as tenant thereunder if the relevant consent had been obtained and such Real Property Lease was assumed by Purchaser). If any alternative arrangement is implemented between Seller and Purchaser at or prior to the Closing, the parties shall continue after the Closing to exercise commercially reasonable best efforts to obtain the related consents which could not be obtained prior to the Closing, and if such consent is obtained, Seller shall assign to Purchaser the applicable Real Property Lease pursuant to the terms of this Agreement applicable to leases assigned at the Closing and the parties shall restructure the applicable alternative arrangement and Purchaser shall pay Seller any consideration for the lease assignment which Seller would have received had the lease been assigned at the Closing.

(b) Seller shall use its commercially reasonable best efforts to obtain from the parties to any Assumed Contract, Software License or Personal Property Lease to be transferred hereunder, any consent to the assignment of any such Assumed Contract, Software License or Personal Property Lease required under the terms thereof in connection with the consummation of the transactions contemplated hereby. Any transfer under this Agreement of any such contract, agreement, license, or lease shall be made subject to such consent, approval or substitution being obtained.

Section 8.9  INSURANCE.

Seller will maintain in effect until the Closing Date all casualty and public liability policies relating to the Owned Real Property and Leased Premises and the activities conducted thereon and maintained by Seller on the date hereof or procure comparable replacement policies and maintain such replacement policies in effect until the Effective Time. As of the Effective Time, Seller’s insurance coverage shall cease, and from and after the Effective Time Purchaser shall be responsible for all insurance protection for the Owned Real Property and Leased Premises and the activities conducted thereon from and after the Effective Time.

Section 8.10  PUBLIC ANNOUNCEMENTS.

Other than the mutually agreed upon press releases and other materials to be issued upon the announcement of this Agreement, with respect to which the parties shall cooperate in good faith to jointly prepare, from and after the date hereof neither Seller nor Purchaser shall make any public announcement or public comment regarding this Agreement or the transactions contemplated herein without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), unless and only to the extent that (i) the furnishing or use of such information is required in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereunder or (ii) the furnishing or use of such information is required by applicable law, legal proceedings or the rules or regulations of the SEC, the Nasdaq National Market or the New York Stock Exchange. Further, Seller and Purchaser acknowledge the sensitivity of this transaction to the Employees and agree that, until the Effective Time, no announcement or communication with the Employees (other than communications (a) by Seller that do not relate to the transaction contemplated hereby or (b) required or permitted pursuant to this Agreement) shall be made without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Purchaser shall not be prohibited from contacting those persons listed on Schedule 8.10 in connection with all matters related to this Agreement or the transactions contemplated herein.

Section 8.11  TAX REPORTING.

Seller shall comply with all tax reporting obligations in connection with the Transferred Assets and the Transferred Liabilities relating to periods on or before the Effective Time, and Purchaser shall comply with all tax reporting obligations with respect to the Transferred Assets and the Transferred Liabilities relating to periods after the Effective Time.

Section 8.12  ADVICE OF CHANGES.

Each of Seller and Purchaser shall each promptly advise the other party of any change or event (a) has had or would reasonably be expected to have a Seller Material Adverse Effect or Purchaser Material Adverse Effect, respectively, (b) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein, or (c) which it believes would or would be reasonably likely to cause any of the conditions set forth in Article IX or X not being satisfied; provided that a breach of this Section shall not be considered for purposes of determining the satisfaction of the closing conditions set forth in Section 9.1, 9.2, 10.1, or 10.2, or give rise to a right of termination under Article XI, if the underlying breach or breaches with respect to which the other party failed to give notice would not result in the failure of the closing conditions set forth in Section 9.1 or 9.2, in the case of a termination by Purchaser, or in Section 10.1 or 10.2, in the case of a termination by Seller, to be satisfied.

Section 8.13  DEPOSITS.

Seller shall deliver to Purchaser on the Closing Date, a list in electronic format reasonably acceptable to Purchaser of all Deposits, as of such date, and the name, address and social security numbers of the applicable Deposit holder.

Section 8.14  PHYSICAL DAMAGE TO REAL PROPERTY.

(a) In the event of any physical damage or destruction, other than ordinary wear and tear, to any parcel of the Owned Real Property or any parcel of the Ground Leased Property, at the election of Purchaser, either (a) Seller shall prior to the Closing Date repair such damage or destruction to return such property to its condition prior to such damage or destruction, (b) the Property Price of such parcel of the Owned Real Property or any parcel of the Ground Leased Property shall be adjusted in the same manner described in Section 2.13 with respect to Defect Reduction Amounts or (c) Seller shall pay to Purchaser an amount equal to the sum of (x) the insurance proceeds received by Seller with respect to such damage or destruction, (y) any applicable deductible amount, and (z) such additional amount as may be required to repair such damage or destruction to return such property to its condition prior to such damage or destruction, or, if the damage or destruction is not reasonably capable of repair, to reflect the difference between the amounts paid under the preceding clauses (x) and (y) and the Property Price of the applicable parcel of the Owned Real Property or any parcel of the Ground Leased Property.

(b) Notwithstanding the foregoing provisions of Section 8.14(a), in the event of any physical damage or destruction to any parcel of the Owned Real Property and/or any parcel of Ground Leased Property which is not repaired by Seller prior to the Closing Date, if the time to repair such damage or destruction to return such property to its condition prior to such damage or destruction is reasonably estimated to be more than 150 days, then Purchaser shall, at its option and in its sole discretion, have the right to (i) elect to accept such parcel of the Owned Real Property and/or such parcel of Ground Leased Property in its damaged condition, and either (1) the Property Price reduction contemplated by clause (b) of Section 8.14(a), or (2) Seller’s payment as contemplated by clause (c) of Section 8.14(a), or (ii) reject such parcel of the Owned Real Property and/or parcel of the Ground Leased Property, in which event, (1) such Owned Real Property and/or Ground Leased Property (and the related Real Property Lease and Leased Premises) shall be deemed an Excluded Asset and (2) the Purchase Price shall be reduced by the Acquisition Value of such Owned Real Property and/or Ground Leased Property (and the related Real Property Lease and Leased Premises).

(c) In the event of any physical damage or destruction to any Leased Premises that does not constitute a Ground Leased Property, if the time to repair such damage or destruction to return such property to its condition prior to such damage or destruction is reasonably estimated to be more than 150 days, then Purchaser shall, at its option and in its sole discretion, have the right to (i) elect to accept such Leased Premises in its damaged condition, in which event, Seller shall pay to Purchaser an amount equal to the sum of (x) the insurance proceeds received by Seller with respect to such damage or destruction, and (y) any applicable deductible amount, or (ii) reject such Leased Premises, in which event, (1) such Leased Premises and the related Real Property Lease shall be deemed an Excluded Asset and (2) the Purchase Price shall be reduced by the Acquisition Value of such Leased Premises and the related Real Property Lease. In the event of any physical damage or destruction to any Leased Premises that does not constitute a Ground Leased Property, if the time to repair such damage or destruction to return such property to its condition prior to such damage or destruction is reasonably estimated to be 150 days or less, then Purchaser shall accept such Leased Property in its damaged condition and Seller shall pay to Purchaser an amount equal to the sum of (x) the insurance proceeds received by Seller with respect to such damage or destruction, and (y) any applicable deductible amount.

(d) In the event an Owned Real Property or Leased Premises is affected by a condemnation, taking or eminent domain proceeding prior to the Closing Date, and the effect of such condemnation, taking or eminent domain would reasonably be expected to materially interfere with the use of the applicable Owned Branch or

Leased Branch, as the case may be, as a bank branch operated in the manner it is currently operated, then Purchaser shall, at its option and in its sole discretion, have the right to (i) elect to accept such Owned Real Property or Leased Premises subject to such condemnation, taking or eminent domain proceeding, in which event, Seller shall pay to Purchaser any award paid to Seller with respect thereto and assign to Purchaser all of Seller’s right, title and interest in and to any future award and the right to appear in, litigate and settle any claim before the applicable Governmental Authority, or (ii) reject such Owned Real Property or Leased Premises, in which event, (1) such Owned Real Property or Leased Premises (and the related Real Property Lease) shall be deemed an Excluded Asset and (2) the Purchase Price shall be reduced by the Acquisition Value of such Leased Premises and the related Real Property Lease.

(e) This Section 8.14 is intended as an express provision with respect to casualty and condemnation of the Owned Real Property and Leased Premises which supersedes the provisions of the Nevada Uniform Vendor and Purchaser Risk Act.

Section 8.15  EXCLUSIVITY.

Seller and its Affiliates will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any substantial portion of the assets of the Nevada Franchise or any other transaction that may be inconsistent with or that may have an adverse effect upon the Seller’s ability to timely consummate the transactions contemplated hereby or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing; provided, however, that this Section 8.15 shall not apply if any Progress Threshold is not met.

Section 8.16  PROXY STATEMENT; PURCHASER’S STOCKHOLDERS MEETING.

(a) As promptly as practicable after the date of this Agreement, Purchaser shall have prepared and filed the proxy statement of Purchaser to be filed with the SEC (as such proxy statement is amended or supplemented, the “Proxy Statement”) for the purpose of soliciting proxies from the holders of Purchaser Common Stock to obtain the requisite approval of the transactions contemplated hereby and the other matters to be voted on at a meeting of the holders of Purchaser Common Stock to be called and held for such purpose (the “Purchaser Stockholders’ Meeting”). As promptly as practicable after the date of this Agreement, Purchaser shall prepare and file and shall continue to prepare and file any other filings required under the Exchange Act, the Securities Act or any other laws relating to the transactions contemplated hereby (collectively, the “Other Filings”). Purchaser shall notify Seller promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for amendments or supplements to the Proxy Statement or any Other Filing or for additional information. As promptly as practicable after receipt thereof, Purchaser shall provide Seller and its counsel with copies of all written correspondence between Purchaser or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement or any Other Filing. Purchaser shall permit Seller and its counsel to participate in the preparation of the Proxy Statement and any exhibits, amendment or supplement thereto and shall consult with Seller and its advisors concerning any comments from the SEC with respect thereto and shall not have filed and shall not file the Proxy Statement or any exhibits, amendment or supplement thereto or any response letters to any comments from the SEC without the prior written consent of Seller, with such consent not to be unreasonably withheld or delayed. Purchaser agrees that the Proxy Statement and the Other Filings will comply in all material respects with all applicable laws and the rules and regulations promulgated thereunder. Whenever any event occurred or occurs which would reasonably be expected to result in the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Purchaser or Seller, as the case may be, shall inform promptly the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Purchaser, an amendment or supplement to the Proxy Statement. The Proxy Statement will be sent to the stockholders of Purchaser for the purpose of soliciting proxies from holders of Purchaser Common Stock to vote at the Purchaser Stockholders’ Meeting in favor of, among other things, this Agreement, the consummation of the transactions contemplated hereby, and such other business as may properly come before the meeting or any adjournment or postponement thereof, as set forth in the Proxy Statement.

(b) Purchaser shall comply, and Seller shall provide Purchaser, as promptly as reasonably practicable, with such information concerning the Seller and the Nevada Franchise reasonably requested by Purchaser or requested by the SEC, including but not limited to the Financial Statements, along with all such other information that is necessary for the information concerning the Seller and the Nevada Franchise in the Proxy Statement and the Other Filings to comply with all applicable provisions of and rules under the Exchange Act, all applicable provisions of the DGCL and any other informational requirements set forth in Regulation S-X, Regulation S-K or any other informational requirements promulgated or otherwise requested by the SEC in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Purchaser Stockholders’ Meeting.

(c) The information relating to the Seller and the Nevada Franchise furnished in writing by the Seller for inclusion in the Proxy Statement for the Purchaser Stockholders’ Meeting will not, as of the date such information is provided, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, and all financial, statistical, market and industry related information as it relates to the Seller and the Nevada Franchise will fairly and accurately present the Seller and the Nevada Franchise and will be based on or derived from sources that the Seller believes to be reliable and accurate in all material respects (the “Information Standard”). Seller will promptly update such information should it become aware of any material change and, promptly upon the request of Purchaser, confirm that such information satisfies the Information Standard as of a subsequent date.

(d) As soon as reasonably practicable following its approval by the SEC, Purchaser shall distribute the Proxy Statement to the holders of Purchaser Common Stock and, pursuant thereto, shall call the Purchaser Stockholders’ Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby.

(e) Subject to the fiduciary duties of its board of directors, Purchaser shall include in the Proxy Statement the recommendation of its board of directors that the holders of Purchaser Common Stock vote in favor of, among other things, this Agreement and the consummation of the transactions contemplated hereby, and shall otherwise use commercially reasonable best efforts to obtain the Purchaser Stockholder Approval.

Section 8.17  FINANCIAL STATEMENTS.

Seller shall use best efforts to provide the Financial Statements and other financial information for the Transferred Assets and Transferred Liabilities as promptly as practicable after the date hereof, but in no event later than July 31, 2009, for inclusion in the Proxy Statement. Seller agrees that such Financial Statements and other financial information as provided by Seller to be included in the Proxy Statement shall be in compliance with the applicable requirements of the SEC rules and regulations, including Regulation S-X and Regulation S-K, except for any relief outlined in the letter from the SEC attached as Schedule 8.17 hereto, and when delivered to Purchaser, such Financial Statements shall be accompanied by a certificate to that effect, signed by the chief financial officer of BancGroup.

Section 8.18  FORM 8-K FILINGS.

Purchaser and Seller shall cooperate in good faith with respect to the preparation of, and as promptly as practicable after the execution of this Agreement, Purchaser and BancGroup shall file with the SEC, Current Reports on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement. Purchaser and Seller shall cooperate in good faith with respect to the preparation of, and at least five days prior to the Closing, each party shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by Seller and its accountant (“Transaction Form 8-K”). Prior to Closing, Purchaser and Seller shall prepare the press release announcing the consummation of the transactions contemplated hereby (“Press Release”). Simultaneously with the Closing, the Purchaser shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

Section 8.19  ACKNOWLEDGMENT BY SELLER.

Seller hereby acknowledges that the aggregate gross proceeds from Purchaser’s initial public offering (“IPO”), including the proceeds received upon the consummation of the exercise of the over-allotment option, the proceeds received from a private placement that closed simultaneously with the first closing of the IPO and any accrued interest not released to Purchaser in accordance with the terms of the IPO, was placed in a trust account (the “Trust Account”) for the benefit of Purchaser’s public stockholders. Seller further hereby acknowledges and agrees that Seller does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account established by Purchaser and hereby waives any right, title, interest and claim Seller may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser and will not seek recourse against the Trust Account for any reason whatsoever.

Section 8.20  NO SECURITIES TRANSACTIONS

Neither the Seller nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Purchaser prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. Seller shall use commercially reasonable best efforts to require each of its officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

Section 8.21  DISCLOSURE OF CERTAIN MATTERS

Each of Purchaser and Seller will provide the other with prompt written notice of any event, development or condition that (a) would cause any of the conditions set forth in Article IX or Article X hereof will not be satisfied or (b) would require any amendment or supplement to the Proxy Statement.

Section 8.22  SIGNAGE NAMING RIGHTS

Purchaser shall use its commercially reasonable efforts to cease using the name “Colonial Bank” on any signage; provided, however, that Purchaser shall not be required to cease such use where it has the right to exercise naming rights for properties other than a Branch (for example, shopping center and building naming rights) if the costs and expense to change such signage would be at Purchaser’s expense.

Section 8.23  TRANSITION SERVICES

From and after the Closing, Seller agrees to provide such services and other assistance reasonably necessary to permit Purchaser to operate the Nevada Franchise, the Transferred Assets and the Transferred Liabilities in a manner consistent with the Seller’s operations of the same prior to the Closing, excluding those services set forth on Schedule 8.23 (the “Post-Closing Services”), and Purchaser agrees to reimburse Seller for any out of pocket costs and expenses incurred in connection with the provision of such Post-Closing Services. In furtherance of the foregoing, Seller and Purchaser shall, in good faith, negotiate the terms of a transition services agreement setting forth the terms and conditions to apply to the Post-Closing Services (the “Transition Services Agreement”).

Section 8.24  REAL ESTATE COVENANTS

(a) Seller shall exercise the option to extend the term of the lease for the Fallon ATM Location prior to the earlier to occur of (i) the date such option expires pursuant to its terms and (ii) the Effective Time.

(b) Seller shall, at its sole cost and expense, use its commercially reasonable best efforts to (i) record, in the real property records for the applicable county, a memorandum of lease or sublease, as applicable, with respect to each of the Ground Leased Properties, executed by Seller and the applicable landlord, and acknowledged, which memorandum shall contain a legal description of each of the Ground Leased Properties and otherwise be in form and substance reasonably acceptable to Purchaser and the applicable title company, and (ii) in the case of the D’Andrea Ground Leased Property, also record, in the real property records for the applicable county, a memorandum of ground lease with respect to the D’Andrea Ground Leased Property, executed by the master landlord and master tenant and acknowledged, which memorandum shall contain a legal description of the D’Andrea Ground Leased Property and otherwise be in form and substance reasonably acceptable to Purchaser and the applicable title company.

(c) The Seller and Purchaser shall cooperate in good faith to request each landlord of any Ground Leased Property to cause such Ground Leased Property to be a separate legal parcel under Chapter 278 of the Nevada Revised Statutes. Any costs and expenses incurred by the Seller and Purchaser in connection with this sub-section (c) shall be borne equally by the Seller and the Purchaser.

(d) Seller shall use its commercially reasonable best efforts to obtain prior to the Closing an amendment to the Branch Lease with respect to the Blue Diamond Ranch Ground Leased Property, executed by Tenant and the applicable landlord, which deletes the following paragraph from Section 12.1 thereof: “Landlord shall have the option to terminate this Lease rather than approve the assignment thereof or to terminate this Lease with respect to the portion of the Premises proposed to be sublet rather than approve the subleasing thereof,” which amendment shall be in form and substance reasonably acceptable to Purchaser. Any costs and expenses incurred by the Seller or Purchaser in connection with this sub-section (d) shall be borne equally by the Seller and the Purchaser.

(e) Seller shall, as promptly as practicable, use its commercially reasonable best efforts to obtain an amendment to the Colonial Plaza Lease to delete Section 16.01(g) therefrom. Any costs and expenses incurred by the Seller and Purchaser in connection with this sub-section (e) shall be borne equally by the Seller and the Purchaser.

Article IX.

CONDITIONS TO PURCHASER’S OBLIGATIONS

The obligation of Purchaser to complete the transactions contemplated in this Agreement is conditioned upon satisfaction or, where legally permitted, waiver in writing by the Purchaser, on or before the Closing Date, of each of the following conditions:

Section 9.1  REPRESENTATIONS AND WARRANTIES TRUE.

The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects at and as of the Effective Time as though such representations and warranties were made at and as of such time, except that representations and warranties that speak as of a specified date shall be true and correct as of such date and except to the extent that such representations and warranties are qualified by the term “material,” or such other materiality threshold, in which case such representations and warranties (as so written, including the term “material”) shall be true and correct in all respects at and as of the Effective Time; provided, further, that for purposes of determining the satisfaction of the condition contained in this Section, the representations and warranties contained in Section 6.6 shall be disregarded to the extent that any alleged or actual breach of the representations and warranties contained in such Section has been taken into account pursuant to the provisions set forth in Section 2.8 or 2.9.

Section 9.2  OBLIGATIONS PERFORMED.

Seller and its Affiliates shall have performed and complied in all material respects, with all obligations, covenants and agreements, required by this Agreement to be performed or complied with by them prior to or at the Effective Time.

Section 9.3  DELIVERY OF DOCUMENTS.

Seller shall have delivered to Purchaser those items required by Section 3.2(b).

Section 9.4  REGULATORY APPROVALS; THIRD PARTY CONSENTS.

The parties shall have obtained the Regulatory Approvals. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, judgment, decree, legal restraint or other order (whether temporary, preliminary or permanent) (an “Order”) that is in effect and prohibits consummation of the transactions contemplated by this Agreement; provided, however, that no Order requiring Purchaser to take any Regulatory Action shall be considered a prohibition hereunder. The parties shall have obtained all third party consents and approvals set forth on Schedule 9.4.

Section 9.5  NO LEGAL PROHIBITION.

No court or other governmental authority of competent jurisdiction shall have issued any Order which is in effect and which prohibits or makes illegal the consummation of the transactions contemplated by this Agreement and neither party shall be in violation of any applicable law, regulation or ordinance as a result of the consummation of the transactions contemplated by this Agreement; provided, however, that no Order requiring Purchaser to take any Regulatory Action shall be considered a prohibition hereunder or to make consummation illegal hereunder.

Section 9.6  NO LITIGATION.

There shall not be pending before any court or Governmental Authority of competent jurisdiction any action or proceeding by any third Person, that seeks to prohibit the consummation of the transactions contemplated by this Agreement and that could reasonably be expected to prohibit the transactions contemplated by this Agreement; provided, however, that Purchaser shall not be entitled to assert the condition to Closing contained in this Section, if it has breached in any material respect its obligations under Section 8.2.

Section 9.7  NO SELLER MATERIAL ADVERSE EFFECT.

Except as set forth on Schedule 9.7, there shall not have occurred and be continuing since the date of this Agreement any change, condition, event or development that, individually or in the aggregate, would constitute a Seller Material Adverse Effect (provided that the condition set forth in this Section shall not apply to the extent arising from any breach of this Agreement waived by Purchaser in writing).

Section 9.8  DEPOSIT LIABILITIES.

There shall be included in Transferred Liabilities Deposit Liabilities with deposit balances in a sufficient aggregate amount so that the Closing Date Payment Amount paid by Purchaser or Seller, as applicable, does not exceed $1,000,000; provided, however, that if any Deposits need to be excluded from the definition of Transferred Liabilities in order to comply with the limitation on the Closing Date Payment Amount, then Deposits shall be excluded in the following priority (x) first, Time Deposits and (y) second, if no Time Deposits are left to exclude, then Non-Time Deposits.

Section 9.9  PURCHASER STOCKHOLDER APPROVAL.

The Purchaser Stockholder Approval shall have been obtained.

Section 9.10  PURCHASER COMMON STOCK.

Holders of less than thirty percent (30%) of the shares of Purchaser Common Stock issued in Purchaser’s IPO shall have (i) voted against the consummation of the transactions contemplated hereby, and (ii) exercised their rights to convert their shares into a pro rata share of the Trust Account in accordance with Purchaser’s Amended and Restated Certificate of Incorporation.

Article X.

CONDITIONS TO SELLER’S OBLIGATIONS

The obligation of Seller to complete the transactions contemplated in this Agreement is conditioned upon satisfaction or, where legally permitted, waiver in writing by the Seller, on or before the Closing Date, of each of the following conditions:

Section 10.1  REPRESENTATIONS AND WARRANTIES TRUE.

The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the Effective Time as though such representations and warranties were made at and as of such time, except that representations and warranties that speak as of a specified date shall be true and correct as of such date and except to the extent that such representations and warranties are qualified by the term “material,” or such other materiality threshold, in which case such representations and warranties (as so written, including the term “material”) shall be true and correct in all respects at and as of the Effective Time.

Section 10.2  OBLIGATIONS PERFORMED.

Purchaser shall have performed and complied in all material respects, with all obligations and agreements, taken as a whole, required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

Section 10.3  DELIVERY OF DOCUMENTS.

Purchaser shall have delivered to Seller those items required by Section 3.2(c).

Section 10.4  REGULATORY APPROVALS.

The parties shall have obtained all Regulatory Approvals. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order that is in effect and prohibits consummation of the transactions contemplated by this Agreement; provided, however, that no Order requiring Purchaser to take any Regulatory Action shall be considered a prohibition hereunder.

Section 10.5  NO LEGAL PROHIBITION.

No court or other governmental authority of competent jurisdiction shall have issued any Order which is in effect and which prohibits or makes illegal the consummation of the transactions contemplated by this Agreement and neither party shall be in violation of any applicable law, regulation or ordinance as a result of the consummation of the transactions contemplated by this Agreement; provided, however, that no Order requiring Purchaser to take any Regulatory Action shall be considered a prohibition hereunder or to make consummation illegal hereunder.

Section 10.6  NO LITIGATION.

There shall not be pending before any court or Governmental Authority of competent jurisdiction any action or proceeding by any third Person, that seeks to prohibit the consummation of the transactions contemplated by this Agreement and that could reasonably be expected to prohibit the transactions contemplated by this Agreement; provided, however, that Seller shall not be entitled to assert the condition to Closing contained in this Section, if it has breached in any material respect its obligations under Section 8.2.

Section 10.7  CREDIT CARD LIMIT GUARANTY

Seller shall have obtained evidence, reasonably satisfactory to Seller, of its full and unconditional release of their post-Effective Time obligations under the Credit Card Limit Guaranty with respect to the Credit Card Accounts (the “Guaranty Release”).

Section 10.8  NO PURCHASER MATERIAL ADVERSE EFFECT.

There shall not have occurred and be continuing since the date of this Agreement any change, condition, event or development that, individually or in the aggregate, would constitute a Purchaser Material Adverse Effect (provided that the condition set forth in this Section shall not apply to the extent arising from any breach of this Agreement waived by Seller in writing).

Article XI.

TERMINATION

Section 11.1  METHODS OF TERMINATION.

This Agreement may be terminated in any of the following ways:

(a) by either Purchaser or Seller, in writing five days in advance of such termination, if the Closing has not occurred by September 30, 2009 (provided that no party shall be permitted to terminate this Agreement hereunder, if the failure of the Closing to occur prior to such date arises out of or results from the action or omission of the terminating party);

(b) at any time on or prior to the Effective Time by the mutual consent in writing of Seller and Purchaser;

(c) by Seller if any condition set forth in Article X of this Agreement shall not have been met as of the date specified for Closing or waived in writing by Seller (to the extent a condition may be waived) other than through the failure of Seller to comply with its obligations under this Agreement;

(d) by Purchaser if any condition set forth in Article IX of this Agreement shall not have been met as of the date specified for Closing or waived in writing by Purchaser (to the extent a condition may be waived) other than through the failure of Purchaser to comply with its obligations under this Agreement;

(e) as a result of any breach of any representation, warranty or covenant of the other party contained herein if (i) the terminating party has given notice of such breach and such breach is not, or is not capable of being, cured within 30 days after such notice and (ii) such breach, individually or in the aggregate with all other such breaches, would cause the closing condition set forth in Section 9.1 or 9.2, in the case of a termination by Purchaser, or in Section 10.1 or 10.2, in the case of a termination by Seller, not to be satisfied;

(f) by either party if (i) any Regulatory Approval shall have been denied by final, nonappealable action of such Governmental Authority, or such Governmental Authority shall have requested permanent withdrawal of any application therefor or (ii) any injunction, decree or other order issued by any Governmental Authority or other legal restraint or prohibition preventing consummation of the transactions contemplated by this Agreement shall have been entered by any Governmental Authority of competent jurisdiction or any applicable law shall have been enacted or adopted that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated by this Agreement and such injunction, decree or other order shall be final and nonappealable; provided that no such action or request, and no such injunction, decree or other order, legal restraint or prohibition shall permit a party to terminate the Agreement pursuant to this clause if such order, prohibition or restraint could be removed by such party complying with the provisions of Section 8.2; or

(g) by Seller on or after August 15, 2009 if Purchaser has not submitted all regulatory applications set forth on Schedule 11.1(g) prior to such date of termination, subject to any regulator review, comment and subsequent requests.

Section 11.2  PROCEDURE UPON TERMINATION.

(a) In the event of termination pursuant to Section 11.1, and except as otherwise stated therein, written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice, unless an extension is consented to by the party having the right to terminate. If this Agreement is terminated as provided herein:

(i) each party will return all documents, work papers and other materials of the other party, including photocopies or other duplications thereof, relating to this transaction, whether obtained before or after the execution hereof, to the party furnishing the same;

(ii) all information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been published in any publication for public distribution or filed as public information with any Governmental Authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third Persons; and

(iii) each party will pay its own expenses, except as expressly otherwise provided in this Agreement, specifically including as provided in Section 8.7.

(b) In the event of termination of this Agreement pursuant to this Article, this Agreement (other than as set forth in Section 8.1(c), 8.1(d) or 12.5) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that no such termination shall absolve the breaching party from any liability to the other party arising out of its breach of this Agreement.

Section 11.3  PAYMENT OF EXPENSES.

Should the transactions contemplated herein not be consummated because of a party’s breach of this Agreement, in addition to such damages as may be recoverable in law or equity, the other party shall be entitled to recover from the breaching party upon demand, itemization, and documentation, its reasonable outside legal, accounting, consulting, and other out-of-pocket expenses.

Article XII.

MISCELLANEOUS PROVISIONS

Section 12.1  ASSIGNMENT TO AFFILIATES.

(a) At its discretion, Seller may cause the obligations of Seller under this Agreement to be fulfilled by one or more Affiliates; provided that no such action shall relieve Seller of any of its obligations hereunder. Upon identification by Seller of such Affiliate or Affiliates, Seller shall cause each such Affiliate to enter into such agreements as may be necessary to bind it as an additional party to this Agreement.

(b) At its discretion, Purchaser may assign its rights and obligations under this Agreement to one or more Affiliates (it being understood that the Purchaser intends to assign its rights and obligations under this Agreement to a subsidiary bank). Upon identification of such Affiliate or Affiliates, Purchaser shall cause each such Affiliate to enter into such agreements as shall be necessary to bind it as an additional party to this Agreement. Notwithstanding such assignments, the Purchaser as identified herein shall remain liable for all indemnities and obligations contained herein.

Section 12.2  AMENDMENT AND MODIFICATION; WAIVER.

This Agreement may not be amended or modified in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest. Subject to applicable law, either Seller or Purchaser, by written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) compliance with any of the undertakings, obligations, covenants or other acts contained herein. The waiver of any breach of any provision under this Agreement by a party shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement.

Section 12.3  SURVIVAL.

Except as otherwise provided herein, the parties’ respective representations and warranties contained in this Agreement shall survive (a) in all cases other than with respect to the representations and warranties contained in Section 6.1, Section 6.3, Section 6.4, Section 6.14, Section 7.1, Section 7.3 and Section 7.4, until the date that is eighteen months following the Effective Time, (b) in the case of the representations and warranties contained in Section 6.1, Section 6.3, Section 6.4, Section 7.1, Section 7.3 and Section 7.4, until the three-year anniversary of the Effective Time and (c), in the case of the representations and warranties contained in Section 6.14, the 30th day after the expiration of the applicable statute of limitations with respect thereto; provided that any representation or warranty shall be deemed to survive its relevant survival period solely for the purpose of resolving any claim with respect thereto submitted by an indemnified party in accordance with Article V prior to the expiration of such survival period with respect to Losses incurred by the applicable indemnified party prior to the expiration of such survival period and asserted under such claim and relating to the relevant surviving representations and warranties). The covenants and agreements contained in this Agreement which by their terms contemplates performance after the Effective Time shall survive the Effective Time in accordance with such terms.

Section 12.4  ASSIGNMENT.

This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other, except as set forth in Section 12.1.

Section 12.5  CONFIDENTIALITY.

The Confidentiality Agreement shall survive the execution hereof, any termination hereof or any the consummation of the transactions contemplated herein.

Section 12.6  ADDRESSES FOR NOTICES, ETC.

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) deposited in the United States Mail by registered or certified mail, return receipt requested, (c) sent by telecopier (with electronic confirmation of receipt), provided that a copy is mailed by registered or certified mail, return receipt requested, or (d) when received by the addressee or delivery is refused, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses or telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to Seller, to:

Sarah H. Moore
Chief Financial Officer
The Colonial BancGroup, Inc.
100 Colonial Bank Boulevard
Montgomery, Alabama 36117
Facsimile Number: (334) 676-5069

with a copies to:

David B. Byrne, Jr.
General Counsel
Colonial Bank
100 Colonial Bank Boulevard
Montgomery, Alabama 36117
Facsimile Number: (334) 676-5069

Michael D. Waters, Esq.
Balch & Bingham LLP
1901 Sixth Avenue North, Suite 1500
Birmingham, Alabama 35203
Facsimile Number: (205) 226-8799

If to Purchaser, to:

Jason N. Ader
Chairman
c/o Hayground Cove Asset Management LLC
1370 Avenue of the Americas, 28th Floor
New York, New York 10019
Facsimile Number: (212) 445-7801

and to:

Daniel Silvers
President
c/o Hayground Cove Asset Management LLC
1370 Avenue of the Americas, 28th Floor
New York, New York 10019
Facsimile Number: (212) 445-7801

with a copy to:

Jeffrey A. Horwitz, Esq.
Proskauer Rose LLP
1585 Broadway
New York, New York 10036-8299
Facsimile Number: (212) 969-2900

Section 12.7  COUNTERPARTS.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.8  HEADINGS.

The headings of the Articles and Sections of this Agreement are included for convenience only and shall not constitute a part thereof.

Section 12.9  GOVERNING LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such state.

Section 12.10  ENTIRE AGREEMENT.

Except for the Confidentiality Agreement, this Agreement and the exhibits and attachments hereto represent the entire agreement between the parties hereto respecting the transactions contemplated hereby and all prior or contemporaneous written or oral proposals, agreements in principle, representations, warranties and understandings between the parties with respect to such matters are superseded hereby and merged herein.

Section 12.11  NO THIRD PARTY BENEFICIARIES.

Except for the Purchaser Indemnified Parties and the Seller Indemnified Parties, nothing in this Agreement is intended to or shall confer upon or give to any Person (other than the parties hereto, their successors and permitted assigns) any rights or remedies under or by reason of this Agreement, or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein.

Section 12.12  CALCULATION OF DATES AND DEADLINES.

Unless otherwise specified, any period of time to be determined under this Agreement shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Agreement shall be deemed to end at 5:00 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then current local time in Las Vegas, Nevada.

Section 12.13  CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

Each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of any state court of the State of Delaware and any federal court sitting in Delaware, and irrevocably agrees that all actions or proceedings arising out of or relating to this agreement or the transactions contemplated hereby or in aid or arbitration or for enforcement of an arbitral award shall be litigated exclusively in such courts. Each of the parties hereto agrees not to commence any legal proceedings related hereto except in such courts. Each of the parties hereto irrevocably waives any objection which he or it may now or hereafter have to the laying of the venue of any such proceeding in any such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.14  SEVERABILITY.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 12.15  SPECIFIC PERFORMANCE.

Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

IN WITNESS WHEREOF, each of Seller and Purchaser has caused this Agreement to be duly executed by its duly authorized officer as of the date first written above.

COLONIAL BANK

By:	/s/ Lewis Beville
Name:     Lewis Beville

Title:	President and Chief Executive Officer

THE COLONIAL BANCGROUP, INC.

By:	/s/ Lewis Beville
Name:     Lewis Beville

Title:	President and Chief Executive Officer

GLOBAL CONSUMER ACQUISITION CORP.

By:	/s/ Jason N. Ader
Name:     Jason N. Ader

Title:	Chief Executive Officer